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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
BLACKHAWK BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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BLACKHAWK BANCORP, INC.
400 Broad Street
Beloit, Wisconsin 53511
(608) 364-8911

Dear Shareholder:

        You are cordially invited to attend a special meeting of shareholders of Blackhawk Bancorp, Inc. to be held on                                    at                 local time at                                             .

        At this important meeting, you will be asked to vote on proposed amendments to our articles of incorporation. These amendments will provide for a reverse 1-for-1,000 stock split followed immediately by a forward 1,000-for-1 stock split of our common stock. The text of the proposed amendments is attached as Appendix A to the accompanying proxy statement.

        If approved at the special meeting, the transaction will affect our shareholders as follows:

If you are a record shareholder with:	Effect:
1,000 or more shares:	Will continue to hold the same number of shares
Fewer than 1,000 shares:	Will be entitled to $15.25 in cash, without interest, per share

        The primary effect of this transaction will be to reduce our total number of record shareholders to below 300. As a result, we will terminate the registration of our common stock under federal securities laws and our SEC reporting obligations will be suspended.

        We are proposing this transaction because our board has concluded, after careful consideration, that the costs and other disadvantages associated with being an SEC-reporting company outweigh any of the advantages. The reasons the board considered in reaching this conclusion include:

  •
  we estimate that we will eliminate costs and avoid immediately anticipated future costs of approximately $375,000 on an annual basis by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications;

  •
  operating as a non-SEC reporting company will reduce the burden on our management that arises from increasingly stringent SEC reporting requirements, including requirements of The Sarbanes-Oxley Act of 2002, thus allowing management to focus more of its attention on our customers and the communities in which we operate; and

  •
  management will have increased flexibility to consider and initiate actions that may produce long-term benefits and growth.

        Except for the effects described in the accompanying proxy statement, we do not expect this transaction to adversely affect our operations. In addition, we have no current intentions to engage in any significant transactions following the split transaction, but instead expect to focus management's energy on our core business and our customers.

        Your board of directors believes the terms of the proposed transaction are fair and are in the best interest of our unaffiliated shareholders, and unanimously recommends that you vote "FOR" the proposal to amend our articles of incorporation. The enclosed proxy statement includes a discussion of the alternatives and factors considered by the board in connection with its approval of the transaction, and we encourage you to read carefully the proxy statement and appendices.

        Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy.

        On behalf of our board of directors, I would like to express our appreciation for your continued interest in the affairs of Blackhawk Bancorp, Inc.

Sincerely,

R. Richard Bastian, III President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        This proxy statement is dated [                        ], 2004, and is being mailed to shareholders on or about [                        ], 2004.

BLACKHAWK BANCORP, INC.
400 Broad Street
Beloit, Wisconsin 53511
(608) 364-8911

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [                        ], 2004

        A special meeting of shareholders of Blackhawk Bancorp, Inc. will be held on [                                    ], 2004, at [            ], local time at [                                             ]:

  (1)
  To consider and vote upon a proposal to adopt two amendments to Blackhawk Bancorp, Inc.'s articles of incorporation. The amendments will provide for (a) a reverse 1-for-1,000 stock split, followed immediately by (b) a forward 1,000-for-1 stock split. Each record shareholder owning less than 1,000 shares of common stock immediately prior to the reverse split will, instead of participating in the forward split, receive a cash payment equal to $15.25 per share on a pre-split basis.

  (2)
  To consider and vote upon a proposal to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.

        The board of directors has fixed the close of business on [                        ], 2004, as the record date for determining those shareholders entitled to vote at the special meeting and any adjournment or postponement of the special meeting. Only shareholders at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.

By order of the Board of Directors
Todd J. James Executive Vice President and Secretary

YOUR VOTE IS VERY IMPORTANT.

        Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and marking the enclosed proxy card in the enclosed postage-paid envelope. If you attend the special meeting, you may still vote in person if you wish, even if you have previously returned your proxy card.

        Your board of directors unanimously recommends that you vote "FOR" approval of the amendments to our articles of incorporation.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
Blackhawk Bancorp, Inc. and Blackhawk State Bank	1
Introduction and Overview of the Split Transaction	1
Background of the Split Transaction	1
Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation	2
Valuation of Financial Advisor; Fairness Opinion	3
Purpose and Structure of the Split Transaction	3
Effects of the Split Transaction	3
Interests of Certain Persons in the Split Transaction	4
Financing of the Split Transaction	4
Material Federal Income Tax Consequences of the Split Transaction	5
Appraisal Rights	5
Date, Time and Place of Special Meeting; Proposal to be Considered at the Special Meeting	5
Record Date	5
Vote Required for Approval	5
Provisions for Unaffiliated Shareholders	6
QUESTIONS AND ANSWERS ABOUT THE SPLIT TRANSACTION	7
SPECIAL FACTORS	9
Overview of the Split Transaction	9
Background of the Split Transaction	9
Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation	14
Valuation of Financial Advisor; Fairness Opinion	21
Purpose and Structure of the Split Transaction	27
Effects of the Split Transaction on Blackhawk; Plans or Proposals after the Split Transaction	28
Effects of the Split Transaction on Shareholders of Blackhawk	31
Interests of Certain Persons in the Split Transaction	34
Financing of the Split Transaction	35
Material Federal Income Tax Consequences of the Split Transaction	35
Appraisal Rights and Dissenter's Rights; Escheat Laws	37
Regulatory Requirements	38
Accounting Treatment	38
Fees and Expenses	38
ABOUT THE SPECIAL MEETING	39
Date, Time and Place of Special Meeting; Proposal to be Considered at the Special Meeting	39
Record Date	39
Quorum; Vote Required for Approval	39
Voting and Revocation of Proxies	40
Solicitation of Proxies; Expenses of Solicitation	40
Authority to Adjourn Special Meeting to Solicit Additional Proxies	40
FINANCIAL INFORMATION	41
Selected Historical and Pro Forma Financial Data	41
MARKET PRICE OF BLACKHAWK BANCORP, INC. COMMON STOCK AND DIVIDEND INFORMATION	43
Comparative Market Price Data	43
Dividends	43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	44
COMMON STOCK PURCHASE INFORMATION	45
Prior Stock Purchases	45
Recent Transactions	45
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	46

i

Related Transactions	46
Agreements Involving Blackhawk's Securities	46
OTHER MATTERS	47
Reports, Opinions, Appraisals and Negotiations	47
Persons Making the Solicitation	47
Shareholder Proposals for 2005 Annual Meeting	47
Other Matters of Special Meeting	47
Forward Looking Statements	47
Where You Can Find More Information	47
Information Incorporated by Reference	47

ii

SUMMARY TERM SHEET

        This summary provides an overview of material information from this proxy statement about the proposed reverse stock split and forward stock split transaction. However, it is a summary only. To better understand the transaction and for a more complete description of its terms we encourage you to read carefully this entire document and the documents to which it refers before voting.

        In this proxy statement, "Blackhawk" "we," "our," "ours," "us" and the "company" refer to Blackhawk Bancorp, Inc., a Wisconsin corporation. The term "the Bank" refers to Blackhawk's wholly-owned subsidiary, Blackhawk State Bank, which is a Wisconsin-chartered commercial bank. The term "split transaction" refers to the reverse and forward stock splits, together with the related cash payments to shareholders holding fewer than 1,000 shares at the effective time of the split transaction. The term "non-continuing shareholders" of Blackhawk means all record holders of common stock of Blackhawk with less than 1,000 shares at the effective time of the reverse stock split transaction. The term "continuing shareholders" means all record holders of common stock of Blackhawk with at least 1,000 shares at the effective time of the reverse stock split transaction. References to "common stock" or "shares" refer to Blackhawk's common stock, par value $0.01 per share.

Blackhawk Bancorp, Inc. and Blackhawk State Bank

        Blackhawk Bancorp, Inc. is a one-bank holding company registered under the Bank Holding Company Act of 1956, as amended, with a business address of 400 Broad Street, Beloit, Wisconsin 53511 and a business telephone number of (608) 364-8911. We own 100% of our subsidiary bank, Blackhawk State Bank, a Wisconsin-chartered commercial bank and 100% of the common securities of Blackhawk Statutory Trust I, which was formed in December 2002 for the purpose of issuing trust preferred securities.

        Blackhawk State Bank is a Wisconsin-chartered commercial bank with a business address of 400 Broad Street, Beloit, Wisconsin 53511 and a business telephone number of (608) 364-8911. The Bank operates nine free-standing branches, three of which are in Beloit, Wisconsin and six of which are located in the following cities in Illinois: Belvedere (2); Capron; Machesney Park; Rockford; and Roscoe. The Bank has three wholly-owned subsidiaries: Nevahawk Investment, Inc., an investment subsidiary located in Las Vegas, Nevada; RSL, Inc., which in turn owns Midland Acceptance Corporation, both of which are substantially inactive; and First Financial Services, whose primary activity is ownership of a closed facility of the Bank. The Bank offers a wide range of services that include consumer banking, business banking and related financial services. The Bank also provides trust and investment services through a third party marketing agreement with full service trust and brokerage companies.

Introduction and Overview of the Split Transaction
(see pages                )

        We are proposing that our shareholders adopt amendments to our articles of incorporation that will result in a reverse 1-for-1,000 stock split followed immediately by a forward 1,000-for-1 stock split. If the split transaction is completed, our record shareholders who hold only fractional shares after giving effect to the reverse 1,000-for-1 stock split will receive a payment of $15.25 per share for each pre-split share. If the reverse stock split is completed, record shareholders with less than 1,000 pre-split shares will have no interest in the company and will become entitled only to a cash payment for their shares following the reverse stock split. We expect to pay a total of approximately $1,000,000 to shareholders in the reverse stock split and we anticipate that the number of outstanding shares of our common stock will decrease approximately 2.6%, from 2,527,895 shares to approximately 2,462,612 shares. After we complete the reverse stock split and identify those shareholders entitled to payment for their pre-split shares, we will complete a forward stock split in which each share of common stock will be converted into 1,000 shares of common stock post-split. As a result of this subsequent forward stock split, record shareholders who hold 1,000 or more shares prior to the reverse stock split will ultimately hold the same number of shares following the forward stock split. The effect of the split transaction will be to reduce the number of shareholders of record to less than 300, which will allow us to suspend our reporting obligations under federal securities laws.

Background of the Split Transaction
(see pages                )

        For a description of the events leading to the approval of the split transaction by our board of directors and the reasons for its approval, you should refer to "Special Factors—Background of the Split Transaction," "Special Factors—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation" and "Special Factors—Purpose and Structure of the Split Transaction" on pages    through            and page            . As we explain more fully in these sections, our board considered and rejected various alternative methods of effecting a transaction that would enable us to become a non-SEC reporting company, while remaining an independent, community-owned company.

Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation
(see pages                )

        Our reasons for the split transaction include the following:

  •
  we estimate that we will eliminate costs and avoid immediately anticipated future costs of approximately $375,000 on an annual basis by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications;

  •
  given the low trading volume in our common stock, the fact that approximately 47.0% of our record shareholders hold fewer than 1,000 shares, and that our earnings are sufficient to support growth, thereby eliminating any need to raise capital in the public market, there is little justification for remaining a reporting company;

  •
  operating as a non-SEC reporting company will reduce the burden on our management that arises from increasingly stringent SEC reporting requirements, including requirements of The Sarbanes-Oxley Act of 2002, thus allowing management to focus more of its attention on our customers and the communities in which we operate;

  •
  management will have increased flexibility to consider and initiate actions that may produce long-term benefits and growth;

  •
  the split transaction proposal allows us to suspend our reporting obligations with the SEC, and allows the non-continuing shareholders to receive fair value and cash for their shares, in a quick and cost-effective manner;

  •
  the split transaction will allow the non-continuing shareholders to realize what our board has determined to be a fair value for their Blackhawk common stock; in reaching this conclusion, our board of directors considered the valuation report prepared by Prairie Capital Services, Inc., and in particular, our board considered that the $15.25 price represents 21.9 times earnings for the nine months ended September 30, 2004, and a 43.8% premium over book value, which values are in line with comparable SEC-reporting companies.

        We considered that some of our shareholders may prefer to continue as shareholders of Blackhawk as an SEC-reporting company, which is a factor weighing against the split transaction. However, we believe that the disadvantages of continuing our reporting obligations with the SEC outweigh any advantages associated with doing so.

        Based on a careful review of the facts and circumstances relating to the split transaction, our board of directors believes that the split transaction and the terms and provisions of the split transaction, including the cash to be paid to the non-continuing shareholders, are substantively and procedurally fair to our unaffiliated shareholders, including both unaffiliated shareholders that are continuing shareholders and unaffiliated shareholders that are non-continuing shareholders. Our board of directors unanimously approved the split transaction.

        In the course of determining that the split transaction is fair to and is in the best interests of our unaffiliated shareholders, including both unaffiliated shareholders that are continuing shareholders and unaffiliated shareholders that are non-continuing shareholders, the board, after consulting with legal and financial advisors, considered a number of positive and negative factors affecting these groups of unaffiliated shareholders in making their determination. To review the reasons for the split transaction in greater detail, please see pages     through    .

        In addition, under the federal securities laws, the Bank is required to join in the filing of this proxy statement. The Bank adopts the analyses and conclusions of the Blackhawk board of directors. Please see pages    through    .

        Our Board of Directors unanimously recommends that you vote "FOR" the proposed amendments to our articles of incorporation that will effect the split transaction.

Valuation of Financial Advisor; Fairness Opinion
(see pages                        )

        We retained Prairie Capital Services, Inc. to perform an independent valuation of the fair value of our common stock. In that report, Prairie Capital determined that the fair value of our common stock was between $13.90 and $15.25 per share as of October 20, 2004. Taking this valuation into consideration, in addition to other factors discussed in this proxy statement, the board determined the fair value of our common stock for purpose of the split transaction to be $15.25.

        In deciding to approve the split transaction and recommend it to our shareholders, our board of directors considered the opinion of Prairie Capital that the $15.25 consideration proposed to be paid to the non-continuing shareholders is fair from a financial point of view. The full text of the valuation report and opinion are attached to this proxy statement as Appendix B and Appendix C, and you are encouraged to read them carefully.

Purpose and Structure of the Split Transaction
(see pages                        )

        The purpose of the split transaction is to consolidate ownership of our common stock and reduce the number of our record shareholders to less than 300. If successful, we will be able to discontinue our SEC reporting requirements and allow our management to refocus time spent on complying with SEC-reporting obligations on operational and business goals.

        The transaction has been structured as a two-step stock split transaction because the reverse stock split will enable us to reduce the number of our record shareholders to fewer than 300, while the forward stock reverse stock split will avoid disruption to the record shareholders that own 1,000 or more shares of common stock prior to the split transaction. Because shareholders owning 1,000 or more shares of common stock are not affected by the two-step structure, this structure minimizes the costs of our becoming a non-SEC reporting company while achieving the goals outlined in this proxy statement. See "Special Factors—Background of the Split Transaction" beginning on page        .

        The split transaction is being effected at the record shareholder level. This means that we will look at the number of shares registered in the name of a single holder to determine if that holder's shares will be cashed out. It is important that our shareholders understand how shares that are held by them in "street name" will be treated for purposes of the split transaction described in this proxy statement. Shareholders who have transferred their shares of Blackhawk stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of Blackhawk stock that its clients have deposited with it through a single nominee; this is what is meant by "street name." If that single nominee is the record shareholder for 1,000 or more shares, then the stock registered in that nominee's name will be completely unaffected by the split transaction. Because the split transaction only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own less than 1,000 shares. At the end of this transaction, these beneficial owners will continue to beneficially own the same number of shares of our stock as they did at the start of this transaction, even if the number of shares they own is less than 1,000.

        If you hold your shares in "street name," you should talk to your broker, nominee or agent to determine how they expect the split transaction to affect you. Because other "street name" holders who hold through your broker, agent or nominee may adjust their holdings prior to the split transaction, you may have no way of knowing whether you will be cashed out in the transaction until it is completed. However, because we think it is likely that any brokerage firm or other nominee will hold more than 1,000 shares in any one account, we think it is likely that all "street name" holders will remain continuing shareholders.

Effects of the Split Transaction
(see pages                )

        The split transaction is a going private transaction for Blackhawk, meaning it will allow us to deregister with the SEC and our reporting obligations under federal securities laws will be suspended. As a result of the split transaction, among other things:

  •
  The number of our record shareholders will be reduced from approximately 359 to approximately 189, and the number of outstanding shares of our common stock will decrease approximately 2.6%, from 2,527,895 shares to approximately 2,462,612 shares;

  •
  the non-continuing shareholders will receive $15.25 in cash per share of our common stock owned by them;

  •
  because of the reduction of our total number of record shareholders to less than 300, we will be allowed to suspend our status as a reporting company with the SEC;

  •
  the non-continuing shareholders will no longer have an interest in, or be record shareholders of, Blackhawk, and therefore, will not be able to participate in our future earnings and growth, if any;

  •
  the liquidity of our common stock will likely be reduced following the split transaction because of the reduction in the number of our record shareholders. However, because Blackhawk, as a bank holding company, and the Bank will be required to make filings with our appropriate Federal and State regulatory agencies, we anticipate that our stock will continue to be eligible for trading on the OTCBB; and

  •
  our regulatory and Tier 1 capital will each be reduced approximately $1,165,000, from approximately $27,945,000 and $25,595,000, respectively, as of September 30, 2004, to $26,780,000 and $24,430,000, respectively, on a pro forma basis.

        For a further description of how the split transaction will affect our unaffiliated shareholders, including the different effects on the continuing and non-continuing shareholders, please see "Special Factors—Effects of the Split Transaction on Shareholders of Blackhawk" on pages    through     .

Interests of Certain Persons in the Split Transaction
(see pages                )

        You should be aware that the directors and executive officers of Blackhawk and the Bank have interests in the split transaction that may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the split transaction.

        Our bylaws require our directors to own at least 3,000 shares of our common stock, which they must acquire within three years of becoming a director. We expect that all of the directors of Blackhawk and the Bank, other than James D. Metz and Stephen R. Thomas, who currently do not own shares of our common stock, will own more than 1,000 shares of common stock at the effective time of the split transaction, and will therefore continue as shareholders if the split transaction is approved. With the exception of R. Richard Bastian, III, who is the President, Chief Executive Officer of the company and the Bank, and a director of the company and the Bank, only two of the executive officers of the company and the Bank, Todd J. James, the Executive Vice President and Chief Financial Officer of the company and the Bank, and Peggy G. Holt, Senior Vice President, Operations, of the Bank, directly hold shares of our common stock. Because Mr. James and Ms. Holt both hold less than 1,000 shares we expect them to be cashed out in the split transaction. However, because there will be fewer outstanding shares, the directors and executive officers who will be continuing as shareholders will own a larger relative percentage of the company on a post-split basis. This represents a potential conflict of interest because the directors of Blackhawk approved the split transaction and are recommending that you approve it. Despite this potential conflict of interest, the board believes the proposed split transaction is fair to our unaffiliated shareholders for the reasons discussed in this proxy statement.

        In addition, the board of directors of Blackhawk, throughout its consideration of the transaction, recognized that the interests of the non-continuing shareholders and the continuing shareholders are different and possibly in conflict. The non-continuing shareholders may wish to remain shareholders of an SEC-reporting company to share in future growth and, in the split transaction, may have the goal of obtaining the highest value for their shares. On the other hand, the continuing shareholders may have the goal of retaining cash for our future operations. See "Special Factors—Background of the Split Transaction" and "Special Factors—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation" for a discussion of how the board of directors addressed this situation.

Financing of the Split Transaction
(see pages                )

        We estimate that the total funds required to fund the payment of the split transaction consideration to the non-continuing shareholders and to pay fees and expenses relating to the split transaction will be approximately $1,165,000.

        We intend to finance the split transaction through dividends paid to us by the Bank.

Material Federal Income Tax Consequences of the Split Transaction
(see pages                )

        We believe that the split transaction, if approved and completed, will have the following federal income tax consequences:

  •
  the split transaction should result in no material federal income tax consequences to us or the Bank;

  •
  the receipt of cash in the split transaction by the non-continuing shareholders will be taxable to those shareholders, who will generally recognize gain or loss in the split transaction in an amount determined by the difference between the cash they receive and their adjusted tax basis in their common stock surrendered; and

  •
  the continuing shareholders will not recognize any gain or loss or dividend income in connection with the transaction.

        The split transaction will be a taxable transaction to the non-continuing shareholders. For United States federal income tax purposes, non-continuing shareholders will generally recognize gain or loss in the split transaction in an amount determined by the difference between the cash they receive and the tax basis in their common stock surrendered.

        Because determining the tax consequences of the split transaction can be complicated, you should consult your own tax advisor to understand fully how the split transaction will affect you.

Appraisal Rights
(see pages                )

        Under Wisconsin law, you do not have appraisal rights in connection with the split transaction. For a description of Wisconsin law governing this transaction, see page    . Although you will not have appraisal rights in connection with the split transaction, you may pursue all available remedies under applicable law.

Date, Time and Place of Special Meeting; Proposal to be Considered at the Special Meeting
(see pages                )

        Our board of directors is asking for your proxy for use at a special meeting of shareholders to be held on [                        ], 2004, at [                        ] local time at [                        ], and at any adjournments or postponements of that meeting. At the special meeting, shareholders will be asked:

  •
  to consider and vote upon a proposal to adopt amendments to our articles of incorporation that will result in a 1-for-1,000 reverse stock split followed immediately by a 1,000-for-1 forward stock split; and

  •
  to consider and vote upon any other matters that may properly be submitted to a vote at the meeting or any adjournment or postponement of the special meeting.

Record Date
(see pages                )

        You may vote at the special meeting if you owned Blackhawk common stock at the close of business on [                        ], 2004, which has been set as the record date. At the close of business on the record date, there were 2,527,895 shares of our common stock outstanding held by approximately 359 record shareholders. You are entitled to one vote on each matter considered and voted upon at the special meeting for each share of common stock you held of record at the close of business on the record date.

Vote Required for Approval
(see pages                )

        Approval of the split transaction requires the affirmative vote of the holders of a majority in voting power of all outstanding shares of our common stock entitled to vote at the special meeting, or 1,263,948 of the 2,527,895 outstanding shares. Because the executive officers and directors of Blackhawk and the Bank have the power to vote a total of 605,204 shares, and because we believe that all of them will vote in favor of the transaction, this means a total of 658,744 shares held by shareholders who are not executive officers or directors of the company or the Bank will be required to vote in favor of the transaction for it to be approved. Because the executive officers and directors of Blackhawk and the Bank own only approximately 23.9% of the voting power of our outstanding common stock, there is no assurance that the split transaction will be approved.

        Abstentions and broker non-votes will have the effect of a vote "AGAINST" the split transaction. Approval of the split transaction does not require the separate vote of a majority of our unaffiliated shareholders, and no separate vote will be conducted.

        You may vote your shares in person by attending the special meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. You can revoke your proxy at any time before we take a vote at the meeting by submitting either a written notice revoking the proxy or a later-dated proxy to our secretary. You may also revoke your proxy by attending the meeting and voting in person.

Provisions for Unaffiliated Shareholders
(see pages                )

        Blackhawk has not made any provisions in connection with the split transaction to grant unaffiliated shareholders access to our corporate files or the files of the continuing shareholders, or to obtain counsel or appraisal services for unaffiliated shareholders at our expense or at the expense of the continuing shareholders.

QUESTIONS AND ANSWERS ABOUT THE SPLIT TRANSACTION

Q:
What is the date, time and place of the special meeting?

A:
The special meeting of our shareholders will be held on [                        ], 2004, at [            ] local time at [                                             ], to consider and vote upon the split transaction proposal.

Q:
What is the proposed split transaction?

A:
We are proposing that our shareholders approve a reverse 1-for-1,000 stock split followed immediately by a forward 1,000-for-1 stock split of our outstanding common stock.

  The purpose of the split transaction is to allow us to suspend our SEC-reporting obligations (referred to as "going private") by reducing the number of our record shareholders to less than 300. This will allow us to terminate our registration under the Securities Exchange Act of 1934, as amended, and relieve us of the costs typically associated with the preparation and filing of public reports and other documents.

Q:
What will I receive in the split transaction?

A:
If you own in record name fewer than 1,000 shares of our common stock on the date of the reverse stock split, you will receive $15.25 in cash from us for each pre-split share you own. If you own in record name 1,000 or more shares of our common stock on the date of the reverse stock split, you will not receive any cash payment for your shares in connection with the split transaction and will continue to hold the same number of shares of our common stock as you did before the split transaction.

Q:
Why is 1,000 shares the "cutoff" number for determining which shareholders will be cashed out and which shareholders will remain as shareholders of Blackhawk?

A:
The purpose of the split transaction is to reduce the number of our record shareholders to fewer than 300, which will allow us to de-register as an SEC-reporting company. Our board selected 1,000 shares as the "cutoff" number in order to enhance the probability that after the split transaction, if approved, we will have fewer than 300 record shareholders.

Q:
May I buy additional shares in order to remain a shareholder of Blackhawk?

A:
Yes. The key date for acquiring additional shares is [                        ], 2004. So long as you are able to acquire a sufficient number of shares so that you are the record owner of 1,000 or more shares by [                        ], 2004, your shares of common stock will not be cashed out by the split transaction.

Q:
What if I hold my shares in "street name"?

A:
The split transaction will be effected at the record shareholder level. This means that we will look at the number of shares registered in the name of a single holder to determine if that holder's shares will be cashed out. So for shares held in "street name," because it is likely that your brokerage firm holds 1,000 or more shares total, you will not be cashed out, even if fewer than 1,000 shares are held on your behalf. If you hold shares in "street name," you should talk to your broker, nominee or agent to determine how the split transaction will affect you.

Q:
What is the recommendation of our board of directors regarding the proposal?

A:
Our board of directors has determined that the split transaction is advisable and in the best interests of Blackhawk's unaffiliated shareholders. Our board of directors has unanimously approved the split transaction and recommends that you vote "FOR" approval of this matter at the special meeting.

Q:
When is the split transaction expected to be completed?

A:
If the proposed amendments to our articles of incorporation and split transaction are approved at the special meeting, we expect the split transaction to be completed on the date of the special meeting.

Q:
Who is entitled to vote at the special meeting?

A:
Holders of record of our common stock as of the close of business on [                        ], 2004, are entitled to vote at the special meeting. Each of our shareholders is entitled to one vote for each share of our common stock owned at the record date.

Q:
What vote is required for our shareholders to approve the split transaction?

A:
For the amendments to our articles of incorporation to be adopted and the split transaction to be approved, holders of a majority of the outstanding voting power represented by shares entitled to vote at the special meeting must vote "FOR" the split transaction.

Q:
What if the proposed split transaction is not completed?

A:
It is possible that the proposed split transaction will not be completed. The proposed split transaction will not be completed if, for example, the holders of a majority of our common stock do not vote to adopt the proposed amendments to our articles of incorporation and approve the proposed split transaction. If the split transaction is not completed, we will continue our current operations, and we will continue to be subject to the reporting requirements of the SEC.

Q:
What happens if I do not return my proxy card?

A:
Because the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date is required to approve the split transaction, unless you vote in person, a failure to return your proxy card will have the same effect as voting against the split transaction proposal.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement, please vote your shares of common stock as soon as possible. You may vote your shares by returning the enclosed proxy or by voting in person at the special meeting of shareholders. This proxy statement includes detailed information on how to cast your vote.

Q:
If my shares are held for me by my broker, will my broker vote those shares for me?

A:
Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Q:
Can I change my vote after I have mailed my proxy card?

A:
Yes. You can change your vote at any time before your proxy is voted at the special meeting by following the procedures outlined in this proxy statement.

Q:
Do I need to attend the special meeting in person?

A:
No. You do not have to attend the special meeting to vote your Blackhawk shares.

Q:
Will I have appraisal or dissenter's rights in connection with the split transaction?

A:
No. Under Wisconsin law, which governs the split transaction, you do not have the right to demand the appraised value of your shares or any other dissenter's rights if you vote against the proposed split transaction. Your rights are described in more detail under "Special Factors—Appraisal Rights and Dissenter's Rights; Escheat Laws" at page    .

Q:
Should I send in my stock certificates now?

A:
No. If you own in record name fewer than 1,000 shares of common stock of record after the split transaction is completed, our transfer agent will send you written instructions for exchanging your stock certificates for cash. If you own in record name 1,000 or more shares of our common stock, you will continue to hold the same shares after the split transaction as you did before.

Q:
Where can I find more information about Blackhawk?

A.
We file periodic reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the SEC at http://www.sec.gov. General information about us is available at our Internet site at http://www.blackhawkbank.com; the information on our Internet site is not incorporated by reference into this proxy statement and does not form a part of this proxy statement. For a more detailed description of the information available, please see page    .

Q:
Who can help answer my questions?

A.
If you have questions about the split transaction after reading this proxy statement or need assistance in voting your shares, you should contact [                        ], [                        ], at (800)  [                        ] (toll-free) or [(            )                         ] (call collect).

SPECIAL FACTORS

Overview of the Split Transaction

        This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Blackhawk Bancorp, Inc., a Wisconsin corporation, and is to be used at a special meeting at which our shareholders will be asked to consider and vote upon a proposal to amend our articles of incorporation. If approved, the amendments will result in a 1-for-1,000 reverse split of our common stock, followed immediately by a 1,000-for-1 forward split of our common stock.

        If the reverse and forward stock splits are approved as described below, record holders of less than 1,000 shares of our common stock prior to the reverse split will no longer be shareholders of the company. Instead, those shareholders will be entitled only to receive payment of $15.25 per share of common stock held prior to the reverse split. Record shareholders holding 1,000 or more pre-split shares will remain shareholders. We intend, immediately following the split transaction, to terminate the registration of our shares, and our registration and further reporting under the Securities Exchange Act of 1934, as amended.

        If approved by our shareholders at the special meeting and implemented by our board of directors, the split transaction will generally affect our shareholders as follows:

SHAREHOLDER POSITION PRIOR TO SPLIT TRANSACTION	EFFECT OF SPLIT TRANSACTION
Shareholders holding in record name 1,000 or more shares of common stock	Shareholders will continue to hold the same number of shares held pre-split transaction. We anticipate that our shares will continue to be traded on the OTCBB; however, some brokers may no longer actively make a market in our common stock.

Shareholders holding in record name fewer than 1,000 shares of common stock
Shares will be converted into $15.25 per share of common stock outstanding immediately prior to the reverse split for those shareholders holding in record name less than 1,000 pre-split shares of common stock.

Shareholders holding common stock in "street name" through a nominee (such as a bank or broker)
The split transaction will be effected at the record shareholder level. Therefore, regardless of the number of beneficial holders or the number of shares held by each beneficial holder, shares held in "street name" will be subject to the forward split, and the beneficial holders who hold their shares in "street name" will be continuing shareholders with the same number of shares as before the split transaction.

        The effects of the split transaction on each group of unaffiliated shareholders are described more fully below under "—Effects of the Split Transaction on Shareholders of Blackhawk," and the effects on the company are described more fully below under "—Effects of the Split Transaction on Blackhawk; Plans or Proposals after the Split Transaction."

Background of the Split Transaction

        As an SEC reporting company, we are required to prepare and file with the SEC, among other items, the following:

  •
  Annual Reports on Form 10-KSB;

  •
  Quarterly Reports on Form 10-QSB;

  •
  Proxy Statements and related materials as required by Regulation 14A under the Securities Exchange Act; and

  •
  Current Reports on Form 8-K.

        In addition to the burden on management, the costs associated with these reports and other filing obligations comprise a significant corporate overhead expense. These costs include securities counsel fees, auditor fees, special board meeting fees, costs of printing and mailing shareholder documents, and word processing, specialized software and filing costs. These registration and reporting related costs have been increasing over the years, and we believe they will continue as a significant expense of the Company, particularly as a result of the additional reporting and disclosure obligations imposed on SEC-reporting companies by the recently enacted Sarbanes-Oxley Act of 2002.

        As of November 1, 2004, there were 2,527,895 shares of our common stock issued and outstanding, held by approximately 359 current record shareholders. Of our approximately 359 record shareholders, we believe approximately 47.0% hold fewer than 1,000 shares. Our board of directors and management believe that the recurring expense and burden of our SEC-reporting requirements described above are not cost efficient for Blackhawk. Becoming a non-SEC reporting company will allow us to avoid these costs and expenses.

        There can be many advantages to being a public company, possibly including a higher stock value, a more active trading market and the enhanced ability to use company stock to raise capital or make acquisitions. However, there is a limited market for our common stock, and we have therefore not been able to effectively take advantage of these benefits. For example, we believe that in recent years the public marketplace has had less interest in public companies with a small market capitalization and a limited amount of securities available for trading. We believe it is highly speculative whether our common stock would ever achieve significant market value with an active and liquid market comprised of many buyers and sellers. In addition, as a result of our limited trading market, we are unlikely to be well-positioned to use our public company status to raise capital in the future through sales of our common stock in a public offering or to acquire other business entities using our stock as consideration. Moreover, our limited trading market could make it difficult for our shareholders to liquidate a large number of shares of our stock without negatively affecting the per share sale price. The split transaction will allow our small shareholders to sell their shares at a fixed price that will not decline based upon the number of shares sold, and allow them to do so without incurring typical transaction costs. Therefore, our board of directors and management have concluded that the benefits of being an SEC-reporting company are substantially outweighed by the burden on management and the expense related to the SEC reporting obligations. The board considered that many of the factors arguing in favor of de-registration, including eliminating costs associated with registration and allowing management to focus on customers, community and core business initiatives, had been in existence for some time, and felt that the increasingly stringent regulation brought on by The Sarbanes-Oxley Act would only make these factors more compelling as time went on. In addition, as the board evaluated the company's overall strategic planning process, they determined that there would be excess capital generated from the sale of two of the Bank's branch offices located in Rochelle and Oregon, Illinois, which might be put to use to fund a deregistration transaction. As a result of the confluence of these factors in the second and third quarters of this year, the board determined at that time that it would be beneficial to consider the pursuit of such a transaction. Please refer to "—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation" for a further discussion of the reasons supporting the split transaction. As a result of the board's conclusions, our management began to explore the possibility of reducing our number of record shareholders to below 300 in order to suspend our periodic reporting obligations to the SEC.

        At the regular monthly meeting of our board held on January 21, 2004, our directors requested that management arrange for an update by legal counsel on corporate governance issues, including The Sarbanes-Oxley Act. As a result of that request, management arranged for a presentation at the March 17, 2004, meeting of our board regarding corporate governance and the responsibilities of directors. Following that presentation, the board engaged in a discussion concerning the benefits and detriments of remaining a public company subject to the reporting requirements of the SEC. Our board expressed concern that the requirements imposed by The Sarbanes-Oxley Act may materially increase our reporting costs, which might already be high for a company of our size in light of our limited ability to take advantage of the possible benefits of maintaining a public market for our stock, such as an active trading market in our stock and enhanced ability to use stock to raise capital. No formal action to pursue a going private transaction was taken by the board at this meeting.

        On March 17, 2004, the Bank retained Prairie Capital to assist with the proposed sale of the Rochelle and Oregon, Illinois branch offices.

        At the next regular monthly meeting of our board held on April 21, 2004, Mr. Bastian, revisited the issue of Blackhawk's escalating reporting costs, which were increasing primarily from activities relating to compliance with the newest requirements imposed by The Sarbanes-Oxley Act, which would take effect at the beginning of 2005. He told our board, however, that management had not taken any steps to perform a detailed analysis of a possible going private transaction that would eliminate these costs. A thorough analysis would need to performed before the board could properly consider a transaction, which would include analyzing the cost of a going private transaction and the amount of capital and funding necessary to repurchase stock from enough record shareholders to bring our total number of record shareholders below 300. He concluded that management would continue focusing on the sale of the Bank's Rochelle and Oregon branch offices, the profits from which might impact the capital available to the company to effect a going private transaction.

        On June 22, 2004, the Bank entered into an Office Purchase and Assumption Agreement, providing for the sale of the Rochelle and Oregon branch offices to The First National Bank and Trust Company of Rochelle.

        Subsequent to the execution of the Office Purchase and Assumption Agreement, management began to analyze a possible going private transaction. Management prepared detailed estimates of management opportunity costs and direct outside expenses related to our SEC reporting, compiled information regarding our shareholder base and trading activity in our stock and researched going private transactions undertaken by other public bank holding companies in order to better understand possible structures, the process required and the anticipated costs. In furtherance of this analysis, our management contacted representatives of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, prospective legal counsel, and engaged in a preliminary discussion of a possible going private transaction and available methods of reducing the number of our record shareholders to allow us to suspend our SEC reporting obligations.

        At the regular monthly meeting of our board held on September 15, 2004, management made a detailed presentation to our board concerning a possible going private transaction, including the potential advantages and disadvantages of a transaction as compared to continuing operations as an SEC-reporting company, alternative methods of effecting a transaction, the estimated costs of a transaction and information regarding our shareholder base. At this meeting, after substantial discussion of the material presented by management, the board of directors directed management to further analyze the costs and benefits of a going private transaction. The board also authorized management to retain legal counsel and financial advisors for this purpose. Our board's determination to further evaluate a going private transaction was based on:

  •
  the administrative burden and expense of making our periodic filings with the SEC and the estimated costs savings we might experience if we suspended our SEC reporting obligations, which management estimated at this meeting might be between $375,000 and $500,000 annually;

  •
  management's increased flexibility to consider and initiate actions as a non-SEC reporting company that might produce long-term benefits and growth;

  •
  the low trading volume of approximately 26,000 shares of our common stock on average per month and the resulting lack of liquidity for our shareholders;

  •
  the fact that management does not anticipate us needing to raise capital in the future in the public market and that management believes that we could raise capital in the future through borrowings, private placements or institutional sales of debt or equity securities; and

  •
  the estimated expense of a going private transaction.

        During the week following this meeting, our management contacted several financial advisors, including Prairie Capital, to discuss their possible engagement as financial advisors to Blackhawk in the going private transaction. Management discussed with each financial advisor possible structures for a going private transaction, methods of financing a possible transaction and various valuation methodologies for valuing our common stock. Although management believed each of the financial advisors was well-qualified, management decided to retain Prairie Capital based on that firm's extensive experience, knowledge and background in valuing financial institutions and holding companies. In addition, management chose Prairie Capital because Prairie Capital would provide a valuation and fairness opinion at a cost to the company lower than the other financial advisors contacted, thereby retaining cash that could be paid to non-continuing shareholders as well as retained in the company for future operations.

        On September 21, 2004, Mr. Bastian and Mr. James met with representatives of Barack Ferrazzano to engage in further discussions concerning a possible transaction. Following this meeting, Messrs. Bastian and James considered these discussions and evaluated the costs associated with a potential going private transaction compared to the ongoing costs of remaining an SEC-reporting company.

        Our management retained Barack Ferrazzano on September 23, 2004, and Prairie Capital on September 26, 2004.

        At a special meeting of our board held on October 6, 2004, management presented its report on the further exploration of a going private transaction. At the meeting, representatives of Barack Ferrazzano advised the board on the methods for proceeding with a going private transaction. Barack Ferrazzano reviewed alternative methods of effecting the transaction with the board and informed the board of the potential advantages to the use of a reverse stock split transaction as a preferred method to achieve this result. For a discussion of the alternatives considered, see "—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation" below. Representatives of Barack Ferrazzano also discussed with the board various other corporate and securities law matters applicable to the transaction, including the possible creation of an independent special committee of the board of directors comprised of independent members of the board to review and evaluate the proposed transaction on behalf of our shareholders.

        Following discussion, the board determined not to form an independent special committee to evaluate the proposed split transaction. In making this determination, the board took into consideration the fact that our board members are required by our bylaws to own shares of our common stock. Each member of our board (other than Mr. Metz and Mr. Thomas) currently owns shares of our common stock, and after a going private transaction each of the members of our board will continue to own shares of our common stock or will purchase shares of our common stock to satisfy the bylaw requirement. As a result, the board determined that each of its members shared a similar interest in a going private transaction and the formation of a special committee would not add any significant protection for our unaffiliated shareholders. Also, in a going private transaction, we would likely repurchase less than 3% of our outstanding common stock, resulting in only a slight increase of less than 1.0% in the ownership percentage of common stock of our directors. See"—Effects of the Split Transaction on Blackhawk; Plans or Proposals After the Split Transaction—Effect on our Directors and Executive Officers" for a further discussion of the effect on director and executive officer share ownership.

        Barack Ferrazzano also discussed with the board the application to the transaction of the going private statute adopted by the Wisconsin Department of Financial Institutions, Division of Securities, and the fact that obtaining recommendations from two independent appraisers with respect to the consideration to be paid in the transaction may result in a presumption that the consideration was fair under Wisconsin law. The board considered that obtaining an additional valuation or appraisal would likely result in a material additional cost to us, and that the presumption created by the second valuation would still be rebuttable by any shareholder who presented contrary evidence. Because our board felt that the valuation coupled with the fairness opinion to be provided by Prairie Capital would provide sufficient procedural safeguards with respect to the cash to be paid to the non-continuing shareholders, the board determined that it would be unnecessary to incur the additional cost associated with obtaining a second recommendation from a second independent appraiser, notwithstanding the possible presumption of fairness under Wisconsin law.

        Also at the October 6 meeting of the board of directors, our board was provided with a draft copy of the valuation report prepared by Prairie Capital. Mr. James reviewed the draft valuation report with our board and described the methodologies used by Prairie Capital in the report to value our common stock. Mr. James also discussed with the board the possible dividend from the Bank to Blackhawk to fund a proposed transaction, which would include profits from the sale of the Bank's branch offices, and the anticipated affect the dividend would have on the Bank's and Blackhawk's capital. Following a lengthy discussion and consideration of the matters presented at the meeting, the board authorized management to continue pursuing a going private transaction structured as a reverse stock split followed by a forward stock split and ratified management's engagement of Barack Ferrazzano and Prairie Capital.

        The branch sale was completed on October 8, 2004.

        On October 15, 2004, Mr. James and a representative of Barack Ferrazzano met with representatives of the Federal Reserve to discuss the terms of the proposed split transaction and the possible dividend from the Bank to Blackhawk of up to $2,500,000, a portion of which would be used to fund the proposed going private transaction. During that week, Mr. James also contacted the Wisconsin Department of Financial Institutions to discuss the proposed transaction.

        At the regular monthly meeting of the board of directors held on October 20, 2004, a representative of Barack Ferrazzano reviewed with the board the various corporate and securities laws that would need to be taken into consideration, the regulatory processes involved, and procedural matters. Following the legal presentation, Prairie Capital delivered to the board of directors its report, dated October 20, 2004, on the valuation of our common stock. The Prairie Capital valuation report indicated that the fair value of our common stock, as of October 20, 2004, ranged from $13.90 to $15.25 per share. Prairie Capital's report and its presentation to the board provided the board with a detailed explanation of the financial analyses supporting the range of values and the methods utilized in preparing its valuation report. The valuation report also included a general discussion of approaches to valuation, and an analysis of our financial condition. Additionally, the valuation report included a discounted dividend analysis of the company; information concerning the financial condition and performance of bank holding companies based in or having significant operations in Illinois and Wisconsin; and information on recent bank merger and acquisition transactions in Illinois, Wisconsin and other Midwestern states. The valuation report also included a discussion of the assumptions made by Prairie Capital in preparing the report as well as certain other limiting conditions. See "—Valuation of Financial Advisor; Fairness Opinion."

        After reviewing the valuation report of Prairie Capital and considering the review by Barack Ferrazzano and following lengthy discussion, the board unanimously approved the split transaction by means of a 1 for 1,000 reverse stock split followed by a 1,000 for 1 forward stock split, pursuant to which shareholders owning less than 1,000 shares would receive $15.25 in cash for their pre-split shares of our common stock. The $15.25 per share price represents the high-end of the range determined by Prairie Capital. Following the board's determination of the $15.25 per share price, Prairie Capital delivered its oral opinion that the $15.25 per share cash consideration to be paid to shareholders holding less than 1,000 shares of our common stock prior to the reverse stock split was fair from a financial point of view to our non-continuing shareholders who will be cashed out in the transaction.

        In determining the number of shares a shareholder needed to own in order to remain a shareholder after the split transaction, the board's primary consideration was how best to achieve the goal of becoming a non-SEC reporting company by reducing the number of our record shareholders to a number below 300. In achieving that goal, the board wanted to reach an optimal threshold that would result in cashing out enough shareholders to provide us with some assurance that we will continue to remain under the 300 threshold in the future without cashing out so many shareholders that we needlessly increase the cost of the transaction. The board considered a variety of cutoff thresholds ranging from 500 to 1,250 as the minimum number of shares a shareholder needed to own in order to continue as a shareholder after the split transaction. The board determined, however, that cutoff numbers under 1,000 shares were too low because, although there would be fewer than 300 record shareholders if a transaction were completed at any of these levels, the number of continuing shareholders would be reduced to levels of 200 or above, which the board felt were too close to the 300 record shareholder threshold that would retrigger SEC reporting obligations and would not allow enough room for growth going forward. In the board's opinion, ratios above 1,000 would result in more than an adequate number of shareholders being cashed out while needlessly increasing the cost of the transaction. Based on this analysis, the board selected 1,000 shares as the minimum number of shares required to remain as a record shareholder. This number was chosen because it represented a cut-off among shareholders that would likely sufficiently reduce the shares outstanding so that our reporting obligation would not be retriggered in the near future, even if continuing shareholders who hold their shares in street name transfer ownership of their shares into their record names. At the same time, this would result in a relatively moderate number of shares (estimated at approximately 65,283, or approximately 2.6%, of our outstanding shares at the time of the meeting) being cashed-out in the proposed split transaction.

        In approving the split transaction, the board took into consideration the fact that, because shareholders would be aware of the 1,000 share cutoff for participating in the forward split, small shareholders who would still prefer to remain as shareholders of the company, despite the board's recommendation, could elect to do so by acquiring sufficient shares or consolidating stock ownership so that they would hold at least 1,000 shares in their own name immediately prior to the split transaction or by transferring their stock to a brokerage account or to another nominee so that it is held in street name. This would allow a small shareholder to have some control over the decision as to whether to remain a continuing shareholder after the split transaction is effected, or to be a non-continuing shareholder and receive a cash payment for their shares. In addition, beneficial owners who would be cashed out if they were record owners instead of beneficial owners, and who wish to receive a cash payment from us as a part of the split transaction, would have the ability to inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account into their own name. The board felt that this flexibility helped to balance the interests of the continuing and non-continuing shareholders.

        The board determined that the proposed transaction was fair to our unaffiliated shareholders, and specifically with respect to the unaffiliated, non-continuing shareholders receiving cash in the split transaction. In making this determination, the board did not utilize the following procedural safeguards:

  •
  the split transaction was not structured to require separate approval by a majority of those shareholders who are not executive officers or directors of the company or the Bank; and

  •
  the board of directors did not retain any unaffiliated representative to act solely on behalf of shareholders who are not officers or directors of the company or the Bank for purposes of negotiating the terms of the split transaction or to prepare a report regarding the fairness of the transaction.

        As discussed above, because our shareholders will have some control over the decision as to whether to remain a continuing shareholder, by acquiring additional shares, by consolidating their stock ownership or by transferring stock in or out of record name, we felt that these procedural safeguards would not add significant additional protection for our unaffiliated shareholders.

        On October 28, 2004, Prairie Capital delivered to us its written fairness opinion, dated October 20, 2004, a copy of which is attached as Appendix C.

        We have not sought, and have not received, any proposals from third parties for any business combination transactions, such as a merger, consolidation or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations.

Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation

Blackhawk's Reasons for the Split Transaction

        Blackhawk is undertaking the split transaction at this time to end our SEC reporting obligations, which will enable us to save the company and our shareholders the substantial costs associated with being a reporting company. The specific factors considered in electing at this time to undertake the split transaction and become a non-SEC reporting company are as follows:

  •
  We estimate that we will eliminate costs and avoid immediately anticipated future costs of approximately $375,000 on an annual basis by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications. These expenses for 2005 are expected to include legal expenses ($22,000), accounting expenses ($85,000), expenses for testing controls ($97,000) and software and data processing ($6,000). We will also realize cost savings by avoiding the need to add additional staff and from reduced staff and management time ($165,000) spent on reporting and securities law compliance matters;

  •
  We believe that, as a result of the recent disclosure and procedural requirements resulting from the Sarbanes Oxley Act of 2002, the legal, accounting and administrative expense, and diversion of our board of directors, management and staff effort necessary to continue as an SEC-reporting company will remain significant as regulations implementing the act continue to be issued, without a commensurate benefit to our shareholders. We expect to continue to provide our shareholders with company financial information by disseminating our annual reports, but we anticipate that the costs associated with these reports will be substantially less than those we incur currently;

  •
  In the board of directors' judgment, little or no justification exists for the continuing direct and indirect costs of registration with the SEC, which costs have recently increased as a result of heightened government oversight, given the low trading volume in our common stock and the fact that approximately 47.0% of our shareholders hold fewer than 1,000 shares, and given that our earnings are sufficient to support growth and we therefore do not depend on raising capital in the public market, and do not expect to do so in the near future. If it becomes necessary to raise additional capital, we believe that there are adequate sources of additional capital available, whether through borrowing at the holding company level or through private or institutional sales of equity or debt securities, although we recognize that there can be no assurance that we will be able to raise additional capital when required, or that the cost of additional capital will be attractive;

  •
  Operating as a non-SEC reporting company will reduce the burden on our management that arises from the increasingly stringent SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the communities in which we operate;

  •
  Operating as a non-SEC reporting company will increase management's flexibility to consider and initiate actions that may produce long-term benefits and growth;

  •
  The split transaction proposal allows us to suspend our reporting obligations with the SEC, and allows the non-continuing shareholders to receive fair value and cash for their shares, in a quick and cost-effective manner, particularly given the possible ineffectiveness and inefficiencies of a tender offer, an open market share repurchase or a cash-out merger;

  •
  The split transaction will allow the non-continuing shareholders to realize what our board has determined to be fair value for their Blackhawk common stock. In reaching this conclusion, our board considered, among other factors, the valuation report prepared by Prairie Capital. In particular, our board considered that the $15.25 price represents 21.9 times earnings for the nine months ended September 30, 2004, and a 43.8% premium over our book value as of September 30, 2004, which values are in line with comparable SEC-reporting companies;

  •
  At this point in time, following the sale of two branch offices of the Bank located in Rochelle and Oregon, Illinois, Blackhawk had sufficient excess capital available that it could put to use in strategic planning, and in determining how to best manage and utilize this excess capital, the board determined that the most beneficial use of the funds would be to undertake a deregistration transaction that would allow us to eliminate the costs and realize the other benefits outlined above;

  •
  Because, after evaluating Blackhawk's recent performance and management's expectations as to future performance, the board considered it likely that a transaction could be completed at a lower cost now than if we were to wait, and that therefore a transaction conducted at this time had the greatest likelihood of being completed; and

  •
  Completing the split transaction at this time will allow us to begin to realize the cost savings, will allow our management to redirect its focus to our customers and communities, and will allow the non-continuing shareholders to receive cash for their shares, all at the earliest possible date.

        We considered that some shareholders may prefer to continue as shareholders of Blackhawk as an SEC-reporting company, which is a factor weighing against the split transaction. However, we believe that the disadvantages of remaining a public company subject to the registration and reporting requirements of the SEC outweigh any advantages. We have no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for such acquisition. Accordingly, we are not likely to make use of any advantage that our status as an SEC-reporting company may offer.

        The board realized that many of the benefits of a deregistration transaction, such as eliminating costs associated with SEC reporting obligations and allowing management to focus on customers, community and core business initiatives, have been in existence for some time. However, it was not until the board felt the impact over time of the increasingly stringent regulation brought on by The Sarbanes-Oxley Act that it began seriously to consider a strategic transaction that would result in the deregistration of our common stock. Moreover, it was not until the board and management determined, in connection with the company's overall strategic planning process, including the proposed sale of two branch offices of the Bank, that we had excess capital available that the board felt the company was in a position to begin to undertake such a transaction. As a result of the confluence of these factors in the second and third quarters of this year, the board determined that it should undertake the transaction at this time. See "—Background of the Split Transaction."

        Other than the cost savings and other benefits associated with becoming a non-SEC reporting company, as outlined above, Blackhawk does not have any other purpose for engaging in the split transaction at this particular time.

        In view of the wide variety of factors considered in connection with its evaluation of the split transaction, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations.

        The split transaction, if completed, will have different effects on the non-continuing shareholders and the continuing shareholders. You should read the discussions under "—Blackhawk's Position as to the Fairness of the Split Transaction" and "—Effects of the Split Transaction on Shareholders of Blackhawk" for more information regarding these effects of the split transaction.

        We considered various alternative transactions to accomplish the proposed transaction, but ultimately elected to proceed with the split transaction. The following were the alternative transactions considered, but rejected:

  •
  Tender Offer to all Unaffiliated Shareholders. Our board of directors determined that we do not have the funds to effect a tender offer and would have to incur an unacceptably high amount of additional debt, if available, in order to effect this transaction. In addition, there might not be a sufficient number of record shareholders tendering their shares to reduce the number of record shareholders below 300, resulting in the requirement of a second-step merger.

  •
  Open Market Stock Repurchase. The board considered announcing a stock buy-back plan and purchasing shares on the open market. Although the expenses associated with such a transaction would be low, it might not result in the desired reduction of shareholders of record. The board determined that an open market stock repurchase would deplete our capital and possibly not achieve the record shareholder reduction objective.

  •
  Cash-Out Merger. The board considered a cash-out merger of the company into a newly-formed corporation, with the conversion of the outstanding shares occurring in the same general manner and ratios as in the split transaction. This type of merger would have the same net effect on our shareholders as the split transaction. However, the board determined that a cash-out merger was not a preferable option because it did not offer any advantages over the split transaction, but would have required the formation of a new corporation, more documentation than the split transaction, including a detailed plan of the merger, and likely more regulatory issues and increased costs.

  •
  Business Combination. We have not sought, and have not received, any proposals from third parties for any business combination transactions, such as a merger, consolidation or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to suspend our SEC reporting obligations. The board believes that by implementing a deregistration transaction, our management will be better positioned to focus its attention on our customers and the communities in which we operate, and expenses will be reduced.

  •
  Maintaining the Status Quo. The board considered maintaining the status quo. In that case, we would continue to incur the significant expenses, as outlined above, of being an SEC-reporting company without the expected commensurate benefits. Thus, the board considered maintaining the status quo not to be in our best interests or the best interests of our unaffiliated shareholders and rejected this alternative.

        See "—Purpose and Structure of the Split Transaction" for further information as to why this split transaction structure was chosen.

Blackhawk's Position as to the Fairness of the Split Transaction

        Based on a careful review of the facts and circumstances relating to the split transaction, our board of directors believes that the split transaction and the terms and provisions of the split transaction, including the cash to be paid to the non-continuing shareholders, are substantively and procedurally fair to our unaffiliated shareholders. Our board of directors unanimously approved the split transaction.

        In concluding that the terms and conditions of the split transaction, including the cash to be paid to the non-continuing shareholders, are substantively fair to our unaffiliated shareholders, our board of directors considered a number of factors. In its consideration of both the procedural and substantive fairness of the transaction, the board considered the potential effect of the transaction as it relates to all shareholders generally, to non-continuing shareholders and to continuing shareholders. Because the transaction will affect shareholders differently only to the extent that some will be cashed out in the split transaction and some will retain their interest in the company, these are the only groups of shareholders with respect to which the board considered the relative fairness and the potential effects of the transaction. See "Effects of the Transaction on Shareholders of Blackhawk."

        The factors that our board of directors considered positive for all unaffiliated shareholders, including both those that are continuing and non-continuing shareholders, included the following:

  •
  our smaller shareholders who prefer to remain as shareholders of Blackhawk, despite the board's recommendation, may elect to do so by acquiring sufficient shares so that they hold at least 1,000 shares of common stock in their own names immediately prior to the split transaction;

  •
  beneficial owners who hold their shares in "street name," who would be cashed out if they were record owners instead of beneficial owners, and who wish to be cashed out as if they were record owners instead of beneficial owners, can work with their broker or nominee to transfer their shares into a record account in their own name so that they will be cashed out; and

  •
  shareholders receive limited benefit from us being an SEC-reporting company because of our small size, the lack of analyst coverage, and limited trading of our common stock.

        In addition to the positive factors applicable to all of our unaffiliated shareholders set forth above, the factors that the board of directors considered positive for the unaffiliated shareholders that are non-continuing shareholders included:

  •
  the cash price of $15.25 represents a 43.8% premium over our book value of our common stock as of September 30, 2004;

  •
  our common stock trades infrequently, with an average trading volume of approximately 26,000 shares per month, or approximately 1.0% of our outstanding common stock, a volume that the board felt did not provide our shareholders with sufficient opportunity to easily obtain cash for their shares;

  •
  the cash to be paid to them in the split transaction will provide certainty of value to those shareholders and immediate liquidity for them; and

  •
  no brokerage or other transaction costs are to be incurred by them in connection with the divesture of their shares.

        In addition to the positive factors applicable to all of our shareholders set forth above, the factors that the board of directors considered positive for the unaffiliated shareholders that are continuing shareholders included:

  •
  they will continue to have the opportunity to participate in our future growth and earnings;

  •
  they will realize the potential benefits of termination of registration of our common stock, including reduced expenses as a result of no longer needing to comply with SEC reporting requirements;

  •
  the fact that we anticipate that our shares will continue to be traded on the OTCBB after the split transaction, which will provide opportunities for continuing shareholders to trade their shares in the future; and

  •
  the two step structure of the split transaction will avoid disruption to holders of 1,000 or more shares of our common stock, who are not being cashed out in the transaction, by avoiding the requirement that these shareholders forward their stock certificates to the company for cash for fractional shares of common stock and replacement stock certificates for whole shares of common stock.

        Our board considered each of the foregoing factors to weigh in favor of the substantive fairness of the split transaction to our unaffiliated shareholders, whether they are non-continuing shareholders or continuing shareholders. In addition, although the board arrived at the 15.25 per share price, which represents a premium of 43.8% over our book value as of September 30, 2004, on the basis that it had, in consultation with its financial advisor, determined this amount to be a fair value to be paid to non-continuing shareholders, the board also considered this per-share purchase price to be fair from the perspective of continuing shareholders, because, as indicated above, the premium level was determined to be in line with that of comparable SEC-reporting companies. In addition, the board considered the purchase of shares in the split transaction at this price to be the best use of the company's excess capital. See "—Blackhawk's Reasons for the Split Transaction."

        The board is aware of, and has considered, the impact of certain potentially countervailing factors on the substantive fairness of the split transaction to the unaffiliated shareholders. In particular, the factors that our board of directors considered as potentially negative for the unaffiliated shareholders that are non-continuing shareholders included:

  •
  they will be required to surrender their shares involuntarily in exchange for the cash-out price determined by the board without the opportunity to liquidate their shares at a time and for a price of their choosing;

  •
  they will not have the opportunity to participate in any of our future growth and earnings; and

  •
  they will be required to pay income tax on the receipt of cash in the split transaction.

        The factors that our board of directors considered as potentially negative for the unaffiliated shareholders that are continuing shareholders included:

  •
  they will have reduced access to our financial information once we are no longer an SEC-reporting company, although we do intend to continue to provide the continuing shareholders with our annual reports and Blackhawk and the Bank will continue to be subject to the filing requirements of our Federal and State regulatory agencies;

  •
  the continuing shareholders will lose certain anti-takeover protections provided to public companies under Wisconsin law, unless we subsequently adopt amendments to our articles of incorporation electing to be covered by those statutes;

  •
  the fact that future business partners might require more information from us before entering into a business relationship due to the lack of publicly available information about us;

  •
  the fact that we may have a lower public profile in our community, which may be a negative factor with some of our customers; and

  •
  the fact that continuing shareholders will lose certain protections currently provided under the Securities Exchange Act, such as limitations on short-swing transactions by executive officers and directors under Section 16 of the Securities Exchange Act.

        Our board of directors believes that these potentially countervailing factors did not, individually or in the aggregate, outweigh the overall substantive fairness of the split transaction to our unaffiliated shareholders, whether they be continuing or non-continuing shareholders and that the foregoing factors are outweighed by the positive factors previously described.

        We believe that the split transaction is procedurally fair to our unaffiliated shareholders, including those that are continuing shareholders and those that are non-continuing shareholders. In concluding that the split transaction, including the cash to be paid to the non-continuing shareholders, is procedurally fair to our unaffiliated shareholders, the board of directors considered a number of factors. The factors that our board of directors considered positive for all unaffiliated shareholders, including both continuing and non-continuing shareholders, included the following:

  •
  the split transaction is being effected in accordance with all applicable requirements of Wisconsin law;

  •
  our board of directors is primarily comprised of independent members, and, accordingly, there was no need to form a special committee or retain any unaffiliated representative(s) to represent unaffiliated shareholders, as the board was able to adequately balance the competing interests of the non-continuing shareholders and the continuing shareholders in accordance with their fiduciary duties. Although all but two of our board members do own stock in Blackhawk, and are required by our bylaws to own 3,000 shares within three years of becoming a director, the 1,000 share cutoff set in the split transaction was determined without regard to the directors' share ownership, and as this represented the sole potential conflict of interest and the board members will be treated identically to all other shareholders in the split transaction, the board did not feel that any additional protections that may be afforded by a special committee would be significant;

  •
  the board obtained a valuation report and fairness opinion from an independent third party concerning our common stock, and the board imposed no limitations upon Prairie Capital with respect to the investigation made or procedures followed in rendering its valuation report and fairness opinion;

  •
  the board retained and received advice from legal counsel in evaluating the terms of the split transaction;

  •
  management and the board considered alternative methods of effecting a transaction that would result in our becoming a non-SEC reporting company, each of which was determined to be impractical, more expensive than the split transaction, or potentially ineffective in achieving the goals of providing cash and value to the non-continuing shareholders as soon as possible and eliminating the costs and burdens of public company status;

  •
  shareholders will have the opportunity to determine whether or not they will remain shareholders after the split transaction by acquiring sufficient shares so that they hold at least 1,000 shares immediately prior to the split transaction or selling sufficient shares so that they hold less than 1,000 shares immediately prior to the split transaction, so long as they act sufficiently in advance of the split transaction so that the sale or purchase is reflected in our shareholder records by the close of business (local time) on the effective date of the split transaction; and

  •
  Blackhawk had sufficient cash resources to undertake the necessary actions to finance the split transaction.

        The board of directors considered each of the foregoing factors to weigh in favor of the procedural fairness of the split transaction to our unaffiliated shareholders, whether they are continuing or non-continuing shareholders.

        The board is aware of, and has considered, the impact of the following potentially countervailing factors, which affect both continuing and non-continuing shareholders to the same degree, on the procedural fairness of the split transaction:

  •
  although the interests of the continuing shareholders are different from the interests of the non-continuing shareholders and may create actual or potential conflicts of interest in connection with the split transaction, neither the board nor any of the directors retained an independent, unaffiliated representative to act solely on behalf of the non-continuing, shareholders for the purpose of negotiating the terms of the split transaction or preparing a report concerning the fairness of the split transaction;

  •
  the transaction is not structured to require approval of at least a majority of unaffiliated shareholders; however, we determined that any such voting requirement would improperly usurp the power of the holders of a majority of our outstanding shares to consider and approve the proposed amendment as provided in our articles of incorporation and under Wisconsin law;

  •
  no appraisal or dissenters' rights are available under Wisconsin law to shareholders who dissent from the split transaction;

  •
  we did not solicit any outside expressions of interest in acquiring the company; and

  •
  we did not receive a valuation of our common stock by a second independent appraiser, in addition to the valuation report prepared by Prairie Capital, even though the receipt of recommendations from two independent appraisers with respect to the consideration to be paid in the split transaction may result in a presumption that the consideration was fair under Wisconsin law.

        The board of directors believes that the foregoing potentially countervailing factors did not, individually or in the aggregate, outweigh the overall procedural fairness of the split transaction to our unaffiliated shareholders, whether they are continuing or non-continuing shareholders, and the foregoing factors are outweighed by the procedural safeguards previously described. In particular, with reference to the lack of a special committee, the board felt that the consideration of the transaction by the full board, whose sole conflict of interest is a relatively insignificant increase in aggregate share ownership following the split transaction and who will be treated identically to unaffiliated shareholders in the split transaction, was a sufficient procedural safeguard that made it unnecessary to form a special committee or retain an independent fairness advisor.

        In addition, with respect to the determination not to seek a second opinion on valuation, our board felt that the valuation coupled with the fairness opinion to be given by Prairie Capital provided sufficient procedural safeguards with respect to the cash to be paid to the non-continuing shareholders, and determined that it would be unnecessary to incur the additional cost associated with obtaining a second recommendation from a second independent appraiser, particularly given that the possible presumption of fairness under Wisconsin law would be rebuttable by any shareholder presenting contrary evidence.

        Because shareholders will have the opportunity to adjust their share ownership levels and thereby elect whether or not to remain a shareholder, the board did not consider the absence of appraisal rights to be a significant factor with respect to the split transaction.

        We therefore believe that the split transaction is substantively and procedurally fair to our unaffiliated shareholders, including those that are continuing shareholders and those that are non-continuing shareholders, for the reasons and factors described above. In reaching this determination, we have not assigned specific weights to particular factors, and we considered all factors as a whole. None of the factors that we considered led us to believe that the split transaction is unfair to our unaffiliated shareholders, whether they are continuing or non-continuing shareholders.

        No unaffiliated person has made any offer during the past two years regarding our merger or consolidation with or into such person, for the sale or other transfer of all or any substantial part of our assets, or for the purchase of a controlling number of shares of our common stock.

        In evaluating the $15.25 per share that unaffiliated, non-continuing shareholders will receive in the split transaction, the board considered whether this constitutes fair value in relation to current and historical market prices, net book value, going concern value, and the valuation report and fairness opinion of Prairie Capital. In particular, the board was aware that our common stock, during the two years prior to its consideration of the split transaction through the quarter that ended immediately prior to its approval of the transaction, traded in the range of $8.25 to $14.00 (see "Market Price of Blackhawk Common Stock and Dividend Information—Comparative Market Price Data) and therefore the $15.25 price represents an approximate 9.0% to 84.0% premium over those market prices. However, given the low trading volume of our common stock, the board recognized that our current and historical market prices may not be the most meaningful indication of value. As discussed above, the board considered the fact that the $15.25 cash price represents a 43.8% premium over our book value as of September 30, 2004, to be a factor weighing in favor of the split transaction.

        In evaluating the $15.25 share price in relation to our independent going concern value for purposes of determining the fairness of the split transaction, our board noted that fair value as determined under Wisconsin law takes into account the shareholders' proportionate interest in the company as a going concern, prior to taking the corporate action. Therefore, with respect to this factor, we relied upon the financial analyses performed by Prairie Capital, which calculated a range of fair values of our common stock, utilizing comparable peer group analysis, comparable transactions analysis and discounted dividend analysis, among other analyses. Prairie Capital's analyses are summarized in "—Valuation of Financial Advisor; Fairness Opinion." We expressly adopt the analyses and conclusions of Prairie Capital set forth in its valuation report and fairness opinion, and have relied on these analyses in making our fairness determination as described in this proxy statement.

        In reaching a determination as to fairness, we did not consider the liquidation value of our assets to be a material factor in our consideration of the fairness of the split transaction, because we believe that the value that could be obtained through a liquidation of our assets would be significantly less than the value that could be obtained through a cash-out, going-private transaction. As a general rule, financial institutions do not have tangible assets that would bring a high value in a liquidation sale, but instead have assets that are dependent on a strong customer base. Because financial institutions are so heavily regulated, a liquidation process would be lengthy, and it is likely that if the company announced a liquidation sale customers would move their loans and deposits, which account for the most significant bank assets, to other institutions. Therefore, liquidation of a financial institution such as Blackhawk would not be likely to result in as high a value as if the company were to remain a going concern.

        Because we have not repurchased shares of our common stock during the past two years, we did not consider purchase prices paid in previous transactions in our consideration of the fairness of the split transaction.

        Neither we nor any of the members of our board of directors received any reports, opinions or appraisals from any outside party relating to the split transaction or the fairness of the consideration to be received by our shareholders, other than the fairness opinion and valuation report received from Prairie Capital and attached as Appendix B and Appendix C to this proxy statement.

        We have not made any provision in connection with the split transaction to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. With respect to unaffiliated shareholders' access to our corporate files, our board determined that this proxy statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders. With respect to obtaining counsel or appraisal services solely for unaffiliated shareholders at our expense, the board did not consider these actions necessary or customary. Our board also considered the fact that under Wisconsin corporate law, and subject to certain conditions set forth under Wisconsin law, shareholders have the right to review our relevant books and records of account.

Board Recommendation

        Our board of directors believes the terms of the split transaction are fair and in the best interests of our unaffiliated shareholders and unanimously recommends that you vote "FOR" the proposal to adopt the amendments to our articles of incorporation that will allow us to effect the split transaction.

The Bank's Reasons for the Split Transaction

        The Bank is joining in the filing of this proxy statement solely because of its role in providing, by dividend to the Company, funds necessary to complete the split transaction. See "—Financing of the Split Transaction." The Bank is wholly-owned by Blackhawk, all of the directors of Blackhawk are also directors of the Bank, and the management of Blackhawk also serves as management of the Bank. As a result, the Bank's reasons for engaging in the split transaction are the same as those of Blackhawk. See "—Blackhawk's Reasons for the Split Transaction."

The Bank's Position as to the Fairness of the Split Transaction

        The rules of the SEC require the Bank to express its belief as to the substantive and procedural fairness of the split transaction to Blackhawk's unaffiliated shareholders. The Bank's board of directors, all of whom also serve as directors of Blackhawk, believes that the split transaction and the terms and provisions of the split transaction, including the cash to be paid to Blackhawk's non-continuing shareholders, are substantively and procedurally fair to Blackhawk's unaffiliated shareholders, including both unaffiliated shareholders that are continuing shareholders and unaffiliated shareholders that are non-continuing shareholders. In reaching this conclusion, the Bank's directors relied upon the factors considered by and the analyses and conclusions of the Blackhawk board of directors, as well as the analysis and conclusions of Blackhawk's financial advisor, Prairie Capital, and the Bank adopts such analyses and conclusions as its own. See "—Blackhawk's Position as to the Fairness of the Split Transaction." The Bank is not making any recommendation regarding how Blackhawk's shareholders should vote.

Valuation of Financial Advisor; Fairness Opinion

        On September 26, 2004, we retained Prairie Capital to act as our financial advisor with respect to the split transaction, including providing a valuation of our common stock to be repurchased and issuing an opinion as to the fairness, from a financial point of view, of the per share price offered to our shareholders who will be cashed-out as a result of the reverse stock split.

        Prairie Capital is an investment banking firm and financial advisory firm serving financial institutions exclusively. Prairie Capital specializes in advising on and effecting bank mergers and acquisitions and branch purchases and sales. Related to these services, Prairie Capital also provides valuations and fairness opinions to financial institutions and their stockholders for a variety of purposes including stock redemptions.

        David E. Downen and David E. Albertson prepared Prairie Capital's report. Both are principals of Prairie Capital. Mr. Downen has served many years as an investment banker and financial analyst specializing in financial institutions and is a Chartered Financial Analyst. Mr. Albertson has over 35 years experience with financial institutions in management, operations, commercial lending, mergers and acquisitions and strategic planning. Prairie Capital has knowledge of, and experience with, the banking market in which we operate and banking organizations within this market, and was selected by us because of Prairie Capital's knowledge of, experience with, and reputation in the financial services industry.

        Prairie Capital prepared its valuation report (a copy of which is attached as Appendix B) that as of October 20, 2004, the fair value range of the shares to be repurchased in the split transaction was between $13.90 and $15.25 per share. A draft copy of the valuation report was provided to our board of directors at a meeting held on October 6, 2004. A representative of Prairie Capital then presented the valuation report to our board at a meeting held on October 20, 2004. After the presentation and at the October 20 meeting, the board discussed the valuation report and set the price for the shares in the split transaction at $15.25 per share, which was at the top of the range of values indicated in the presentation by Prairie Capital. After the board determined the price at the October 20 meeting, Prairie Capital delivered to us its oral opinion based on and subject to the assumptions, factors, and limitations as set forth in the written opinion attached as Appendix C that the $15.25 per share price to be paid by us in the split transaction is fair from a financial point of view to our shareholders who will be cashed out in the split transaction. On October 28, 2004, Prairie Capital delivered to us its written fairness opinion, dated October 20, 2004 (a copy of which is attached as Appendix C). See "—Background of the Split Transaction" for further discussion of these meetings.

        No limitations were imposed by our board of directors upon Prairie Capital with respect to the investigations made or procedures followed by it in rendering its opinion. The following is a summary of the procedures followed, the findings and recommendations and the bases for and methods of arriving at such findings and recommendations, which were presented in the Prairie Capital valuation report and used to generate its fairness opinion.

        The full text of Prairie Capital's valuation report and fairness opinion, each of which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Prairie Capital, are attached as Appendix B and Appendix C, respectively, to this proxy statement. Our shareholders are urged to read the attached Prairie Capital fairness opinion and valuation report in their entirety. The Prairie Capital fairness opinion and valuation report are directed to our board of directors and are directed only to the per share price that will be paid to the non-continuing shareholders who will be cashed-out as a result of the split transaction. Neither document addresses our underlying business decision to effect the proposed split transaction, nor do they constitute a recommendation to any shareholder as to how the shareholder should vote with respect to the proposed split transaction at the special meeting or as to any other matter. The Prairie Capital valuation report, together with the fairness opinion, were among many factors taken into consideration by our board of directors in making its determination of the repurchase price. The fairness opinion and valuation report of Prairie Capital does not address the relative merits of the split transaction as compared to any alternative business strategies that might exist for us or the effect of any other strategy in which we might engage. The summary of the Prairie Capital opinion and valuation report set forth in this proxy statement is qualified in its entirety by reference to the full text of each of these documents.

        In conducting its analyses and preparing its valuation report and fairness opinion, Prairie Capital considered the financial and other factors as it deemed appropriate under the circumstances including the following:

  •
  our annual reports to shareholders and our SEC reports on Form 10-KSB for the years ended December 31, 1998 through 2003;

  •
  our SEC Report on Form 10-QSB for the quarterly period ended June 30, 2004;

  •
  the Notice of Annual Meeting of Shareholders on May 19, 2004;

  •
  the June 30, 2004 Uniform Bank Performance Report for the Bank and our June 2004 Bank Holding Company Performance Report;

  •
  internal and operating information for the Bank and for us related to deposits and other funding sources, investments, loans, interest rate risk and budgets, transactions in our common stock, projections of financial results for the fiscal years 2004 through 2009 (which are summarized in Table 5 attached to Prairie Capital's valuation report attached as Appendix B to this proxy statement), among other data;

  •
  various materials on the proposed plan to consolidate common stock ownership to fewer than 300 registered holders;

  •
  the recent common stock market prices, earnings, book values, profitability and capital ratios, among other data, of twenty-six bank holding companies based and/or operating in Illinois and Wisconsin;

  •
  data on sixteen Illinois and Wisconsin bank merger and acquisition transactions announced in 2003 through 2004 and on twenty-eight transactions during the same period in other Midwestern states, will all the transactions ranging in value from $10 million to under $100 million;

  •
  data on acquisition premiums recorded by NASDAQ-traded common stocks of financial institutions the proposed sale of which was announced in 2004; and

  •
  additional information Prairie Capital deemed relevant.

        Additionally, Prairie Capital:

  •
  conducted or reviewed such other studies, analyses, inquiries and examinations as it deemed appropriate;

  •
  discussed with our management the financial condition, businesses, assets, earnings and management's views about our future performance; and

  •
  reviewed the nature and terms of certain other "going-private" transactions that it believed to be relevant.

        Prairie Capital also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its knowledge of securities valuation generally, and its knowledge of "going-private" transactions in the financial services industry.

        In connection with its review, Prairie Capital relied upon and assumed, without independent verification, the accuracy and completeness of our financial and other information that was publicly available or provided to Prairie Capital by us and our representatives. Prairie Capital is not an expert in the evaluation of allowance for loan losses. Therefore, Prairie Capital did not assume any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in our consolidated balance sheets as of June 30, 2004, and Prairie Capital assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the SEC as of that date. Prairie Capital discussed certain operating forecasts and financial projections (and the assumptions and basis therefore) with our management. Prairie Capital assumed that these forecasts and projections reflected the best currently available estimates and judgments of management. In certain instances, for the purposes of its analyses, Prairie Capital made adjustments to these forecasts and projections, which in Prairie Capital's judgment were appropriate under the circumstances. Prairie Capital was not retained to nor did it make any independent evaluation or appraisal of our assets or liabilities or the assets or liabilities of the Bank nor did Prairie Capital review any loan files of the Bank. Prairie Capital also assumed that the transaction in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to us.

        The preparation of a valuation involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, Prairie Capital's valuation report is not readily susceptible to partial analysis or summary description. In arriving at its valuation, Prairie Capital performed a variety of financial analyses. Prairie Capital believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the evaluation process underlying Prairie Capital's opinion.

        The forecasts and projections discussed with Prairie Capital were prepared by our management without input or guidance from Prairie Capital. We do not publicly disclose internal management projections of the type provided to Prairie Capital in connection with its valuation report. The projections were not prepared with a view toward public disclosure. The public disclosure of the projections could be misleading because the projections were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

        In its analyses, Prairie Capital made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond our or Prairie Capital's control. Any estimates contained in Prairie Capital's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold. In rendering its analysis, Prairie Capital assumed that, in the course of obtaining the necessary approvals for the transaction, no conditions would be imposed that will have a material adverse effect on the contemplated benefits of the transaction.

        Prairie Capital's valuation report and opinion were based solely upon the information available to it and the economic, market and other circumstances, as they existed as of the date of the valuation report and opinion. Prairie Capital has not undertaken to reaffirm or revise its valuation report or opinion or otherwise comment upon any events occurring after the date of the valuation report and opinion.

Scope of Prairie Capital's Analysis

        To determine our fair value as a going concern as of October 20, 2004, Prairie Capital used three alternative methods of valuation. It:

  •
  compared the valuations of similar publicly traded bank holding companies in Illinois and Wisconsin expressed in terms of price/earnings ratios and price/book value ratios to our value based on the recent market price of our common stock. Because the market price of our common stock represents a minority value, Prairie Capital added a premium to reach our going concern value.

  •
  examined announced bank merger and acquisition transactions in Illinois, Wisconsin and other Midwestern states in 2003 and 2004. Prairie Capital applied the price/book value ratios obtained from these transactions to our tangible book value per share and adjusted the results to exclude merger synergies.

  •
  used a discounted cash flow analysis to determine our value as a going concern.

        After giving each of the values obtained by these analysis an appropriate weight, in Prairie Capital's opinion, and based on Prairie Capital's experience in evaluating financial institutions, Prairie Capital concluded that, as of October 20, 2004, our fair value as a going concern ranged between $13.90 to $15.25 per share.

Comparable Company Analysis

        Prairie Capital's first method of valuation was a comparable company analysis. Prairie Capital selected 26 publicly traded bank holding companies divided into four groups with significant operations in Illinois and Wisconsin for purposes of comparison with us. Prairie Capital reviewed our service area, business, operations, financial condition and performance among other factors. Our results, including profitability, capital, asset quality, reserve strength and growth, were compared to these publicly-traded bank holding companies. With few exceptions, we ranked at or near the bottom in all categories.

        Prairie Capital then selected four bank holding companies located in outstate Illinois and eight bank holding companies listed on the OTCBB as being most comparable with us. Prairie Capital noted that the average and median price/earnings ratios of the eight bank holding companies listed on the OTCBB were 14.9 and 13.6 times, which Prairie Capital found reasonable in its opinion.

        Prairie Capital considered that the price of $12.40 per share for our common stock as of September 27, 2004, was 23.8 times latest twelve months earnings (ended June 30, 2004), 124.4% of stated book value and 172.7% of tangible book value. In its opinion, Prairie Capital found that our price/earnings of 23.8 times was distorted and not a good valuation guide because of our low profitability. Prairie Capital also determined that it is difficult to value us based on price/book value ratios because of our low tangible book value. At the $12.40 price, our common stock was valued at 14.4 times a 2005 earnings projection of $0.86 per share compared to the average and median price/earnings ratios for the eight bank holding companies listed on the OTCBB of 14.0 and 13.6 times last twelve month earnings. With little earnings visibility yet, Prairie Capital found that our common stock seemed fully valued, and concluded that a reasonable minority value for our common stock, in its opinion, was in the range of $11.50 to $12.40 per share.

        In order to determine our fair value as a going concern, Prairie Capital next added an acquisition premium to this minority value range. The following table represents a summary of Prairie Capital's data on acquisition premiums derived from acquisition premiums paid for 41 publicly traded bank holding company common stocks in 2004:

		Price one day before deal announcement		Price one month before deal announcement
	Deal Price % over:	Average	Median	Average	Median
Acquisition premiums for:	14 Midwestern transactions	23.6%	16.1%	27.9%	16.8%
	27 Other transactions	25.9%	22.5%	30.7%	30.9%
	All 41 transactions	25.1%	19.1%	29.7%	27.6%

        Working with the premium from the announced price in a transaction against the stock price on the day before the announcement of the transaction, the average and median premiums ranged from 16.1% to 30.9%. Prairie Capital chose to use a premium close to the average for all 41 transactions as the most representative premium and therefore selected an acquisition premium of 25%.

        Because the split transaction is not a merger or sale, Prairie Capital next deducted form the acquisition premium attributable to the synergies of a merger, assuming that half of the premium represents values from merger synergies.

        To the range of the minority market value of our common stock that Prairie Capital determined as $11.50 to $12.40 per share, Prairie Capital added this acquisition premium and then discounted to remove the values related to merger synergies that are part of the acquisition premium as follows:

$11.50 X 1.25 X .9 = $12.94
$12.40 X 1.25 X .9 = $13.95

Valuation based on bank merger and acquisition transactions

        Prairie Capital's second method of valuation was based upon announced acquisitions of bank holding companies. From these values, Prairie Capital deducted values derived from the analysis that it believed could be attributed to the synergies and benefits of a merger with another financial institution. Prairie Capital concluded that it was inappropriate to include "synergy premiums" in determining fair value on a going concern basis.

        Prairie Capital reviewed data from 18 bank merger and acquisition transactions completed in 2003 and 2004 in Illinois and Wisconsin and from 28 transactions during the same period in other Midwestern states. The value of these transactions ranged from $10 million to under $100 million. The following table includes a summary of the data reviewed by Prairie Capital:

		Price/ Bk.Val.	Price/ Tang.Bk.Val.	Price/ Earnings
18 Illinois and Wisconsin Bank M & A transactions
	Average	210.3%	223.3%	21.4X
	Median	203.5%	213.1%	21.1X
28 Other Midwestern Bank M & A transactions
	Average	175.9%	179.5%	24.4X
	Median	170.7%	175.5%	20.7X
All 46 Bank M & A transactions
	Average	189.4%	196.6%	23.1X
	Median	183.9%	190.2%	21.1X

        As reflected in the above table, Prairie Capital determined that the Illinois and Wisconsin transactions were priced higher than the other Midwestern transactions at 213.1% to 223.3% of tangible book value, partly, in Prairie Capital's opinion, due to a significant number of relatively high-priced transactions in the Chicago area that Prairie Capital did not think were directly applicable to our value. Although Prairie Capital noted that a lower multiple of tangible book value might be appropriate, it found that we have a low tangible equity to assets ratio of 4.4%, which would tend to increase the price/tangible book value ratio. Therefore, in Prairie Capital opinion, a reasonable price/tangible book value ratio for us would be in the range of 225% to 240%. Adjusting our tangible equity to a more standard 6% ratio of assets, the price/tangible book value range would be 190.9% to 201.8%.

        Because the split transaction is not a sale or merger, Prairie Capital determined that the values derived from the comparison to merger and acquisition transactions should be adjusted to remove the values related to merger synergies. Consistent with its comparable company analysis, Prairie Capital assumed an acquisition premium of 25% and a discount for merger synergies of half of that premium or 10%, resulting in a range of fair values as follows:

$7.18 (tangible book value per share)	X	2.25 X .9 = $14.54
$7.18	X	2.40 X .9 = $15.51

Discounted Cash Flow Analysis

        Prairie Capital's third method of valuation was a discounted cash flow analysis. For purposes of this analysis, Prairie Capital used projections prepared by our management of our assets, earnings and dividends for the years 2005 through 2009. Prairie Capital found, in its opinion, that the projections were aggressive, showing a rising stream of dividends and an increasing tangible equity ratio. The following table reflects the stream of dividends:

Discounted cash flow analysis
(000's $)

	2005	2006	2007	2008	2009
Cash dividends to shareholders	$910	$910	$1,212	$1,212	$1,515
Terminal value
(14-17X					$63,448
2009 net income)					$77,044
Present value discount rate:			12%	13%	14%
Cash dividends			$4,031	$3,924	$3,821
Terminal value (14X 2009 earnings)			$36,002	$34,437	$32,953
(17X)			$43,717	$41,816	$40,014
Range of total present value			$40,033	$38,361	$36,774
			$47,747	$45,740	$43,835
Shares outstanding			2,526	2,526	2,526
Per share range of total present value			$15.85	$15.19	$14.56
			$18.90	$18.11	$17.35

        Prairie Capital discounted those dividends back to present value at discount rates of 12% to 14%, which Prairie Capital deemed appropriate based on the long-term rate of return on large capitalization common stocks, approximately 10%, and on micro-capitalization common stocks, approximately 13.5%. Prairie Capital also took into consideration its belief that bank stocks are generally less volatile supporting lower discount rates.

        In addition, Prairie Capital estimated our value at the end of the fifth year and that value was discounted back to present value. Prairie Capital applied price/earnings ratios of 14 times to 17 times to fifth year earnings. These multiples represent market multiples on the low end up to acquisition multiples. The present values of the dividend stream and the fifth year value were added and as shown on the table above, ranged from $14.56 to $18.90 per share.

        Because, in Prairie Capital's opinion, the projections prepared by management were aggressive, Prairie Capital determined that the fair value of our common stock utilizing the discounted cash flow methods ranged from $14.56 to $17.35.

Conclusion

        As a final step, Prairie Capital gave what was, in Prairie Capital's judgment, the appropriate weights to the values obtained from the three analyses. Prairie Capital applied a 40% weight to each of the values obtained from the comparable companies analysis and the comparable transaction analysis and a 20% weight to the value obtained from the discounted cash flow analysis. In Prairie Capital's opinion, the discounted cash flow valuation depended on many assumptions about future results that may not be achieved.

Fair value based:	Market values of comparable companies	$12.94	$13.95	.4(Weight)	$5.18	$5.58
	Values from bank merger and acquisition transactions	$14.54	$15.51	.4	$5.82	$6.20
	Discounted cash flow analysis	$14.56	$17.35	.2	$2.91	$3.47

					$13.91	$15.25
				rounded	$13.90	$15.25

        Considering all the relevant factors, Prairie Capital determined, in its opinion, our fair value as a going concern, was between $13.90 to $15.25 per share as of October 20, 2004.

        With regard to Prairie Capital's services in connection with the split transaction, we paid Prairie Capital a fee of $25,000 upon delivery of the valuation report. We also agreed to reimburse Prairie Capital for reasonable out-of-pocket expenses. Such out-of-pocket expenses shall include travel, legal and other miscellaneous expenses and shall not, in the aggregate, exceed $2,500 without our prior consent. We agreed to indemnify Prairie Capital against certain liabilities, including certain liabilities under federal securities laws.

        Prairie Capital served as our financial advisor in the sale of the Rochelle and Oregon, Illinois branch offices of the Bank, which closed on October 8, 2004. Other than that transaction, Prairie Capital has not had a prior investment banking relationship with us. Prairie Capital does not act as a market maker in our common stock.

Availability of Documents

        Prairie Capital's valuation report and fairness opinion are attached as Appendix B and Appendix C respectively, to this proxy statement. In addition, the valuation report and fairness opinion will be made available for inspection and copying at our principal executive offices, located at 400 Broad Street, Beloit, Wisconsin, during our regular business hours by any interested shareholder or representative who has been designated in writing. A copy of these materials will also be sent to any interested shareholder or representative who has been designated in writing, upon written request and at the expense of the requesting shareholder.

Purpose and Structure of the Split Transaction

        The purposes of the split transaction are to:

  •
  consolidate ownership of our common stock in under 300 record shareholders, which will suspend our SEC reporting requirements and thereby achieve significant cost savings; and

  •
  allow our management to refocus time spent on SEC-reporting obligations and shareholder administrative duties to our business.

        For further background on the reasons for undertaking the split transaction at this time, see "—Background of the Split Transaction" and "—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation."

        The proposed transaction has been structured as a two-step stock split transaction to allow small shareholders easily to obtain the fair value in cash for their shares, to avoid disruption to shareholders of 1,000 or more shares who would not be cashed out in the transaction, and to limit the costs of the split transaction by avoiding costs associated with cashing out the fractional shares of the holders of 1,000 or more shares of common stock and reissuing stock certificates to those shareholders.

        The board elected to structure the transaction to take effect at the record shareholder level, meaning that Blackhawk will look at the number of shares registered in the name of a single holder to determine if that holder's shares will be cashed out. The board chose to structure the transaction this way in part because it determined that this method would provide Blackhawk with the best understanding at the effective time of how many shareholders would be cashed out and what the exact cost to the company would be, because the company's transfer agent will be able to provide it with a complete and final list of all record shareholders at the effective time. Conversely, if the transaction treated beneficial holders, who own their shares through a broker or nominee, the same as record shareholders, then although Blackhawk would provide each broker and nominee the opportunity to receive cash in exchange for each beneficial holder owning less than 1,000 shares, the broker or nominee would not be required to exchange the shares, thus creating some uncertainty as to how many shareholders will ultimately be cashed out. In addition, the board considered that effecting the transaction at the record shareholder level would allow shareholders some flexibility with respect to whether they will be treated as continuing or non-continuing shareholders. See "Effect of the Split Transaction on Shareholders of Blackhawk—Examples." The board felt that this flexibility would help to enhance the substantive fairness of the transaction to both continuing and non-continuing shareholders. Although providing this flexibility generates an element of uncertainty, in that the split transaction may not eliminate as many shareholders as anticipated, the board felt that the high split ratio of 1,000-to-1 allowed a sufficient margin for shareholders to transfer their shares in or out of street name. Overall, the board determined that structuring the transaction as a two-step stock split transaction that would affect shareholders at the record holder level would be the most efficient and cost-effective way to achieve its goals of deregistration, notwithstanding any uncertainty that may be created by giving shareholders the flexibility to transfer their holdings. For further background on the alternative structures considered by the board of directors and the selection of the split ratio, see "—Background of the Split Transaction" and "—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation."

Effects of the Split Transaction on Blackhawk; Plans or Proposals after the Split Transaction

        The split transaction will have various positive and negative effects on us, which are described below.

Effect of the Proposed Transaction on Common Stock Outstanding

        Our articles of incorporation currently authorize the issuance of 10,000,000 shares of common stock. As of the record date, the number of outstanding shares of common stock was 2,527,895. Based upon our best estimates, if the split transaction had been consummated as of the record date, the number of outstanding shares of common stock would have been reduced approximately 2.6% from 2,527,895 to approximately 2,462,612 and cash would have been paid for approximately 65,283 shares, and the number of record shareholders would have been reduced from approximately 359 to approximately 189, or by approximately 170 record shareholders.

        The number of authorized shares of common stock will remain unchanged after completion of the split transaction. After completion of the split transaction, we will have 10,000,000 authorized shares of common stock, of which approximately 2,462,612 will be issued and outstanding. We have no current plans, arrangements or understandings to issue any common stock except as options may be exercised pursuant to our stock option plans.

Termination of Securities Exchange Act Registration and Reporting Requirements

        Upon the completion of the split transaction, we expect that our common stock will be held by fewer than 300 record shareholders. Accordingly, our obligation to continue to file periodic reports with the SEC will be suspended pursuant to Rule 12h-3 of the Securities Exchange Act.

        The suspension of the filing requirement will substantially reduce the information required to be furnished by us to our shareholders and to the SEC. Therefore, we estimate that we will eliminate costs and avoid immediately anticipated future costs associated with these filing requirements, which we estimate to be approximately $375,000 on an annual basis. These annual costs are broken down as follows:

Description	Amount
Independent Auditors	$85,000
SEC Counsel	22,000
Current and Additional Staff and Executive Time	165,000
Testing Controls	97,000
Software and Data Processing Costs	6,000

Total	$375,000

        We will apply for termination of the registration of our common stock and suspension of our SEC reporting obligations as soon as practicable following completion of the split transaction. Following completion of the split transaction, we intend to continue to provide our shareholders with financial information by continuing to disseminate our annual reports on a regular basis.

Effect on Trading of Common Stock

        Our common stock is publicly traded on the Over the Counter Market (OTCBB) under the symbol BKHB. We anticipate that we will continue to be traded on the OTCBB following the completion of the split transaction. Because we are a bank holding company, we file with regulatory authorities in addition to the SEC. Any suspension of our duty to file with the SEC should not affect our listing on the OTCBB.

Elimination of Non-Continuing Shareholders

        As a result of the split transaction, all shares held by non-continuing shareholders will be converted into the right to receive $15.25 in cash. As a result, the non-continuing shareholders will not have the opportunity to participate in our earnings and growth after the split transaction. Similarly, the non-continuing shareholders will not face the risk of losses generated by our operations or any decline in our value after the split transaction. For more effects of the split transaction on our shareholders, see "—Effects of the Split Transaction on Shareholders of Blackhawk" below.

Effect on Statutory Anti-Takeover Protections

        As a result of the split transaction, Blackhawk will no longer automatically be covered by certain provisions of Wisconsin corporate law that protect publicly-held corporations from hostile takeovers and abusive takeover tactics. These provisions prohibit a person from engaging in specified transactions with the corporation after that person has acquired a significant portion of the corporation's shares. These protections are summarized as follows:

  •
  Business Combination Statute. This statute prohibits business combinations, including mergers, share exchanges, asset sales, liquidations and dissolutions, between publicly-held Wisconsin corporations and an interested stockholder, defined generally as a holder of at least 10.0% of the corporation's stock. This prohibition lasts for a period of three years from the time the interested stockholder acquires 10.0%, and following this three-year period, business combinations may only be completed if (a) the board approved the interested stockholder's acquisition of 10.0% or more of the corporation's shares; (b) a majority of shareholders, excluding the interested stockholder, approves the business combination; or (c) the interested stockholder pays a "fair price," as defined in the statute, for the shares it acquires in the business combination.

  •
  Fair Price Statute. Wisconsin corporate law requires that business combinations between publicly-held Wisconsin corporations and a person designated as a significant shareholder must be approved by 80.0% of all of the corporation's shareholders and two-thirds of all of the corporation's shareholders other than the significant shareholder. This requirements does not apply if the corporation's shareholders receive a "fair price," as defined in the statute, for their shares from the significant shareholder in the business combination. A significant shareholder is generally defined as a person who owns 10.0% or more of the corporation's outstanding shares or who is an affiliate of the corporation and owned at least 10.0% of the corporation's outstanding shares at any time within the prior two-year period.

  •
  Control Share Statute. Under Wisconsin corporate law, if a person holds more than 20.0% of the outstanding shares of a publicly-held Wisconsin corporation, the voting power of the shares held by that person in excess of 20% of the corporation's outstanding shares is reduced to 10.0% of the voting power the excess shares would otherwise have had. The full voting power of the excess shares may be restored by a vote of holders of a majority of the corporation's outstanding shares. The person seeking restoration of full voting power may vote on this resolution.

        Because by statute these provisions apply only to Wisconsin corporations that have shares registered with the SEC, they will not apply to Blackhawk after we terminate our registration. However, under Wisconsin law, a corporation may elect in its articles of incorporation to be governed by these statutory provisions even if the corporation is not an SEC-reporting company. Therefore, Blackhawk may in the future elect to be covered by these protections, but only if our shareholders approve the necessary amendments to our articles of incorporation. No such amendments are currently proposed. In addition, under our articles of incorporation, a business combination with an interested shareholder requires the approval of 66 2/3% of the voting stock held by persons other than the interested shareholder, or 80.0% of all the outstanding voting stock. However, such approval is not required if the business combination has been approved by a majority of "continuing directors" (i.e. directors who are not affiliated with the interested shareholder and who became board members prior to the time the interested shareholder became an interested director), or where certain conditions as to the consideration offered in the transaction, among other things, are met.

Reduction in Capital

        As a result of the split transaction, our capital will be reduced, although we anticipate that we will remain "well capitalized" for bank regulatory purposes. For example, it is estimated that regulatory and Tier 1 capital as of September 30, 2004 will each be reduced approximately $1,165,000, from approximately $27,945,000 and $25,595,000, respectively, to $26,780,000 and $24,430,000, respectively, on a pro forma basis.

Other Financial Effects of the Split Transaction

        We expect that the split transaction and the use of approximately $1,165,000 in cash to complete the split transaction, which includes approximately $1,000,000 to be paid to non-continuing shareholders in exchange for their shares, and approximately $165,000 in professional fees and other expenses related to the split transaction, will not have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. See "—Fees and Expenses" for a description of the fees and expenses we expect to incur in connection with the split transaction. See "—Financing of the Split Transaction" below for a description of how the split transaction will be financed.

Effect on Options

        Upon effectiveness of the split transaction, the number of shares of common stock subject to outstanding options under the Blackhawk Bancorp, Inc. 1990 Directors' Stock Option Plan, the Blackhawk Bancorp, Inc. 1994 Directors' Stock Option Plan, the Blackhawk Bancorp, Inc. 1990 Executive Stock Option Plan, and the Blackhawk Bancorp, Inc. 1994 Executive Stock Option Plan and the exercise prices of the options will remain the same.

Effect on Conduct of Business after the Transaction

        We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of our business.

Effect on Our Directors and Executive Officers

        It is not anticipated that the split transaction will have any effect on the directors and executive officers of Blackhawk and the Bank, other than with respect to their relative share ownership, and related changes in the book value and earnings per share associated with those shares. With the exception of Mr. Metz and Mr. Thomas, we expect that all of our directors will hold more than 1,000 shares at the effective time of the split transaction. With the exception of Mr. Bastian, only two of the executive officers of the company and the Bank, Mr. James and Ms. Holt, directly hold shares of our common stock. Because Mr. James and Ms. Holt each hold less than 1,000 shares, we expect them to be cashed out in the split transaction. As a result, after the split transaction the directors and executive officers as a group will hold 600 shares less than they did before the split transaction. However, because total outstanding shares will be reduced, this group will hold a larger relative percentage of the company. As of the record date, these directors and executive officers collectively beneficially held 737,905 shares, or 27.7% of our common stock, and had voting power over 605,204 shares, or 23.9% of our common stock. Based upon our estimates, taking into account the effect of the split transaction on our outstanding shares as described above, the directors and executive officers will beneficially hold 28.4% of our common stock and will have voting power with respect to 24.6% of our common stock.

        The aggregate net book value of the company, as of September 30, 2004, with respect to the directors' and executive officers' relative ownership is expected to decrease $121,000, from $6,415,000 to $6,294,000, or a decrease of approximately 1.89%. The pro forma basic earnings per share for the nine months ended September 30, 2004 is expected to increase $0.02, from $0.52 to $0.54, or an increase of approximately 3.84%, which is the same change that will affect all continuing shareholders, whether they are affiliated or unaffiliated.

Effect on the Bank

        We expect that the only effect of the split transaction on the Bank will arise from the dividend paid by the Bank to Blackhawk to fund the transaction. See "—Financing of the Split Transaction." The effect of this dividend will have the same effect on the Bank as any other dividend paid in the ordinary course to fund Blackhawk's operations, and will only affect the Bank insofar as it may have less funds available for future dividends pursuant to the relevant regulatory requirements. Under Wisconsin law, a Wisconsin bank may pay dividends out of undivided profits, unless the payment of the dividend would cause the bank to be undercapitalized, and in some cases approval from the Wisconsin Division of Banking may be required if the dividend will exceed the bank's year-to-date income and dividends declared and paid in either of the two preceding years exceeded net income for either of those years respectively. The payment of a dividend to fund the split transaction, which is not expected to exceed $2,500,000, will not cause the Bank to be undercapitalized or require formal regulatory approval, but it will need to be taken into account when considering future dividend availability.

        Except as described in the preceding paragraph, we do not expect the split transaction to have any effect on the Bank or its directors and executive officers (other than the effect on the directors and executive officers who own shares of Blackhawk common stock, which is described above). The Bank will continue to be wholly-owned by Blackhawk following the split transaction, and will continue to conduct its existing operations in the same manner as now conducted. The articles of incorporation and bylaws of the Bank will remain unchanged, its directors and executive officers will continue to hold the same positions they do currently, and Blackhawk and the Bank will continue to be regulated by the same agencies as before the split transaction. The Bank does not hold any shares of Blackhawk common stock, except for shares held by its trust department in a fiduciary capacity, as described under "Security Ownership of Certain Beneficial Owners and Management."

Plans or Proposals

        Other than as described in this proxy statement, neither we nor our management has any current plans or proposals to effect any extraordinary corporate transaction, either with respect to Blackhawk or the Bank, such as a merger, reorganization or liquidation, to sell or transfer any material amount of our or the Bank's assets, to change either of our board of directors or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business or that of the Bank. As stated throughout this proxy statement, we believe there are significant advantages in effecting the split transaction and becoming a non-SEC reporting company. Although our management does not presently have any intent to enter into any transaction described above, either at the holding company or Bank level, nor is our management in negotiations with respect to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares or entering into any other arrangement or transaction we may deem appropriate. In this event, our continuing shareholders may receive payment for their shares in any such transaction lower than, equal to or in excess of the amount paid to the non-continuing shareholders in the split transaction.

Effects of the Split Transaction on Shareholders of Blackhawk

        The general effects of the split transaction on the non-continuing shareholders and the continuing shareholders are described below.

Effects of the Split Transaction on the Non-Continuing Shareholders

        The split transaction will have both positive and negative effects on the non-continuing shareholders. All of these changes will affect unaffiliated and affiliated non-continuing shareholders in the same way. The board of directors of Blackhawk considered each of the following effects in determining to approve the split transaction.

Positive Effects:

        As a result of the split transaction, the non-continuing shareholders will:

  •
  have the right to receive a cash payment of $15.25 per share for their shares of Blackhawk common stock, which allows them to obtain cash for their shares even though our shares are not traded in an active market; and

  •
  be able to immediately liquidate their holdings without having to pay brokerage fees or commissions, which the board felt particularly important given the very limited trading activity in our common stock.

Negative Effects:

        As a result of the split transaction, the non-continuing shareholders will:

  •
  no longer be able to participate in any of our future earnings and growth; and

  •
  be required to pay federal and, if applicable, state and local income taxes on the cash they receive in the split transaction. For further discussion, see the section of this proxy statement entitled "Material Federal Income Tax Consequences of the Split Transaction."

        In addition, the non-continuing shareholders will not have dissenters' appraisal rights in connection with the split transaction. See "—Appraisal Rights and Dissenter's Rights; Escheat Laws" below.

Effects of the Split Transaction on the Continuing Shareholders

        The split transaction will have both positive and negative effects on the continuing shareholders. All of these changes will affect unaffiliated and affiliated continuing shareholders in the same way. Our board of directors considered each of the following effects in determining to approve the split transaction.

Positive Effect:

        As a result of the split transaction;

  •
  any of our future earnings and growth will be solely for the benefit of the continuing shareholders

  •
  management will have increased flexibility to consider and initiate actions that may produce long-term benefits and growth; and

  •
  we estimate that we will eliminate costs and avoid immediately anticipated future costs of approximately $375,000 on an annual basis by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications.

Negative Effects:

        As a result of the split transaction:

  •
  the liquidity of our common stock will likely be reduced following the split transaction because of the reduction in the number of our record shareholders. Because Blackhawk, as a bank holding company, and the Bank will continue filing with our appropriate Federal and state regulatory agencies, we anticipate that our stock will continue to be eligible for trading on the OTCBB; and

  •
  some of the anti-takeover protections currently provided to our shareholders under Wisconsin law will no longer be available when we are a non-SEC reporting company, unless our shareholders subsequently approve amendments to our articles of incorporation electing to be covered by these statutes. Note that under our current articles of incorporation, certain business combinations with interested shareholders require approval from a super-majority of voting stock. See "—Effects of the Split Transaction on Blackhawk; Plans or Proposals after the Split Transaction" above.

Examples

        The following table illustrates some examples of how the split transaction, if approved, will affect shareholders:

HYPOTHETICAL SCENARIO	RESULT
Mr. Hartman is a registered shareholder who holds 500 shares of common stock in his own name prior to the split transaction.	Instead of receiving a fractional share of common stock immediately after the reverse split, Mr. Hartman's shares will be converted into the right to receive cash. Mr. Hartman would receive $7,625 ($15.25 × 500 shares).

Note: If Mr. Hartman wants to continue his investment in the company, prior to the effective time, he can buy at least 500 more shares. Mr. Hartman would have to act far enough in advance of the split transaction so that the purchase is completed and the additional shares are credited in his account by the close of business (local time) on the date of the effective time.

Ms. Day has two separate record accounts. As of the effective time, she holds 750 shares of common stock in one account and 500 shares of common stock in the other. All of her shares are registered in her name only.	Ms. Day will receive cash payments equal to the cash-out price of her common stock in each record account instead of receiving fractional shares. Ms. Day would receive two checks totaling $19,062.50 ($15.25 × 750 = $11,437.50 and $15.25 × 500 = $7,625)

Note: If Ms. Day wants to continue her investment in Blackhawk, she can consolidate or transfer her two record accounts prior to the effective time into an account with at least 1,000 pre-split shares of common stock. Alternatively, she can buy at least 250 more shares for the first account and 500 more shares for the second account, and hold them in her account. She would have to act far enough in advance of the split transaction so that the consolidation or the purchase is completed by the close of business (local time) on the day of the effective time.

Mr. Webster holds 2,000 shares of common stock as of the effective time.	After the split transaction, Mr. Webster will continue to hold 2,000 shares of common stock.

Ms. Green holds 250 shares of common stock in her name in a brokerage account through ABC Bank as of the effective time. She is the sole beneficial owner holding shares in this account.	Blackhawk intends for the split transaction to be effected at the record-holder level. Because ABC Bank is the record holder of fewer than 1,000 shares, Ms. Green will receive, through her broker, a check for $3,812.50 (250 shares × $15.25).

Mr. Rollins holds 100 shares of common stock in "street name" through XYZ Brokerage as of the effective time. XYZ Brokerage also holds 4,000 shares for 10 other beneficial owners.	Because the split transaction will be effected at the record-holder level, Mr. Rollins will continue to hold 100 shares of common stock in "street name" name through XYZ Brokerage, which is considered the record-holder. The other beneficial owners will likewise continue to own their shares in "street name."

Note: If Mr. Rollins wants to be cashed out in the split transaction, he can transfer his shares out of "street name" into his own name. He would have to act far enough in advance of the split transaction so that the transfer is completed by the close of business (local time) on the day of the effective time.

        It is important that our shareholders understand how shares that are held by them in "street name" will be treated for purposes of the split transaction described in this proxy statement. Shareholders who have transferred their shares of Blackhawk stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of Blackhawk stock that its clients have deposited with it through a single nominee; this is what is meant by "street name." If that single nominee is the record shareholder for 1,000 or more shares, then the stock registered in that nominee's name will be completely unaffected by the split transaction. Because the split transaction only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own less than 1,000 shares. At the end of this transaction, these beneficial owners will continue to beneficially own the same number of shares of our stock as they did at the start of this transaction, even if the number of shares they own is less than 1,000. If you hold your shares in "street name," you should talk to your broker, nominee or agent to determine how they expect the split transaction to affect you. Because other "street name" holders who hold through your broker, agent or nominee may adjust their holdings prior to the split transaction, you may have no way of knowing whether you will be cashed out in the transaction until it is consummated. However, because we think it is likely that any brokerage firm or other nominee will hold more than 1,000 shares in any one account, we think it is likely that all "street name" holders will remain continuing shareholders.

        The board elected to structure the split transaction so that it would take effect at the record shareholder level in part to allow shareholders some flexibility with respect to whether they will be treated as continuing or non-continuing shareholders. See "—Purpose and Structure of the Split Transaction." Shareholders who would still prefer to remain as shareholders of Blackhawk, despite the board's recommendation, may elect to do so by acquiring sufficient shares so that they hold at least 1,000 shares in their own name immediately prior to the split transaction. In addition, beneficial owners who would be cashed out if they were record owners instead of beneficial owners, and who wish to receive a cash payment from Blackhawk as a part of the split transaction, should inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account into their own name. In either case, these shareholders will have to act far enough in advance of the split transaction so that any consolidation, purchase or transfer is completed by the close of business (local time) on the day of the effective time.

Interests of Certain Persons in the Split Transaction

        The executive officers and directors of Blackhawk and the Bank who are also shareholders will participate in the split transaction in the same manner and to the same extent as all of the other shareholders. Our bylaws require our directors to own at least 3,000 shares of our common stock, which they must acquire within three years of becoming a director. With the exception of Mr. Metz and Mr. Thomas, who do not own shares of our stock, we anticipate that all of the directors will own more than 1,000 shares of common stock, and therefore continue as shareholders if the split transaction is approved. With the exception of Mr. Bastian, only two of the executive officers of the company and the Bank, Mr. James and Ms. Holt, directly hold shares of our common stock. Because they each hold less than 1,000 shares, we expect them to be cashed out in the split transaction. In addition, because there will be fewer outstanding shares, our directors and executive officers who remain as shareholders will own a larger relative percentage of the company on a post-split basis. This represents a potential conflict of interest because the directors of Blackhawk approved the split transaction and are recommending that you approve it. Despite this potential conflict of interest, the board believes the proposed split transaction is fair to our unaffiliated shareholders, for the reasons discussed in the proxy statement.

        The fact that each director's percentage ownership of Blackhawk's stock will increase as a result of the split transaction was not a consideration in the board's decision to approve the split transaction or in deciding its terms, including the 1,000 share cutoff. In this regard, the directors as a group will be treated exactly the same as other shareholders. In addition, the board determined that any potential conflict of interest created by its members' ownership of our stock is relatively insignificant. The board did not set the 1,000 share cutoff in order to avoid cashing out any directors. In addition, the increase in each director's percentage ownership of our stock resulting from the split transaction is expected to be insignificant. The director owning the most shares of our stock beneficially owns 12.6% of our stock now, and would beneficially own approximately 13.0% following the split transaction, which does not have any appreciable effect on his ability to control the company. As a group, the percentage beneficial ownership of all directors and executive officers of Blackhawk and the Bank would increase only 0.7%, from approximately 27.7% to approximately 28.4% after the split transaction, and the collective voting power would increase only 0.7%, from 23.9% to 24.6%, which also is very unlikely to have a practical effect on their collective ability to control the company.

        Our board of directors was aware of the actual or potential conflicts of interest discussed above and considered it along with the other matters that have been described in this proxy statement under the captions "—Background of the Split Transaction," "—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation," and "—Effects of the Split Transaction on Shareholders of Blackhawk."

        In addition, our board of directors, throughout its consideration of the transaction, recognized that the interests of the non-continuing shareholders are different and possibly in conflict. The non-continuing shareholders may wish to remain shareholders of an SEC-reporting company, and, in the split transaction, may have the goal of obtaining the highest value for their shares, while the continuing shareholders, may have the goal of retaining cash for our future operations. See "—Background of the Split Transaction" and "—Reasons for the Split Transaction; Fairness of the Split Transaction; Board Recommendation" for a discussion of how the board of directors addressed this situation.

        None of the executive officers or directors of Blackhawk or the Bank, who beneficially own an aggregate of 737,905 shares of common stock, has indicated to us that he or she intends to sell some or all of his or her shares of our common stock during the period between the public announcement of the transaction and the effective date. In addition, none of these individuals has indicated his or her intention to divide shares among different record holders so that fewer than 1,000 shares are held in each account, so that the holders would receive cash in lieu of fractional shares. Finally, none of our board members or executive officers has indicated to us that they intend to exercise options to purchase shares prior to the split transaction in accordance with the terms of the options.

Financing of the Split Transaction

        Blackhawk expects that the split transaction will require approximately $1,165,000 in cash, which includes approximately $1,000,000 to be paid to non-continuing shareholders in exchange for their shares and approximately $165,000 in professional fees and other expenses payable by us related to the split transaction. See "—Fees and Expenses" for a breakdown of the expenses associated with the split transaction.

        We intend to finance the split transaction through dividends paid to us by the Bank (expected to be up to $2,500,000), a portion of which was capital created by the sale of two of the Bank's branch offices located in Rochelle and Oregon, Illinois.

Material Federal Income Tax Consequences of the Split Transaction

        The following discusses the material federal income tax consequences to us and our shareholders that would result from the split transaction. No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the split transaction, and the conclusions contained in this summary are not binding on the Internal Revenue Service. This discussion is based on existing U.S. federal income tax law, which may change, even retroactively. This discussion does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In particular, it does not address the federal income tax considerations applicable to certain types of shareholders, such as: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currency; traders in securities that elect mark-to-market; persons who hold our common stock as part of a hedge, straddle or conversion transaction; or persons who are considered foreign persons for U.S. federal income tax purposes. In addition, this discussion does not discuss any state, local, foreign or other tax considerations. This discussion also assumes that you have held and, in the case of continuing shareholders will continue to hold, your shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Shareholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign and other tax consequences of the split transaction, in light of their individual circumstances.

Federal Income Tax Consequences to Blackhawk and the Bank

        We believe that the split transaction would be treated as a tax-free "recapitalization" for federal income tax purposes. This should result in no material federal income tax consequences to us or the Bank.

Federal Income Tax Consequences to Continuing Shareholders Who Receive No Cash

        If you continue to hold our common stock immediately after the split transaction, and you receive no cash as a result of the split transaction, you will not recognize any gain or loss or dividend income in the transaction and you will have the same adjusted tax basis and holding period in your common stock as you had in such stock immediately prior to the split transaction.

Federal Income Tax Consequences to Non-Continuing Shareholders Who Receive Cash

        If you receive cash as a result of the split transaction and do not continue to hold shares of our common stock immediately after the split transaction, you will be treated as having had your shares redeemed by us which will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on your situation, will be taxed as either:

  •
  A sale or exchange of the redeemed shares, in which case you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares; or

  •
  A cash distribution which is treated: (a) first, as a taxable dividend to the extent of our accumulated earnings and profits; (b) then, if the total amount of cash paid in the split transaction exceeds our accumulated earnings and profits, as a tax-free return of capital to the extent of your tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

        Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. With respect to individuals, amounts treated as a taxable dividend will also be taxable as capital gain provided that you held your shares for at least 60 days prior to the split transaction. Otherwise, they will be taxable to you as ordinary income. With respect to corporate shareholders, amounts treated as taxable dividend will be ordinary income, although a corporate taxpayer (other than an S corporation) is generally entitled to exclude a portion of a dividend from its taxable income.

        Under Section 302 of the Code, a redemption of your shares of our common stock as part of the split transaction will be treated as a sale or exchange of the redeemed shares if any of the following are true:

  •
  the split transaction results in a "complete termination" of your interest in Blackhawk;

  •
  your receipt of cash is "substantially disproportionate" with respect to other shareholders; or

  •
  your receipt of cash is "not essentially equivalent to a dividend."

        These three tests are applied by taking into account not only shares that you actually own, but also shares that you constructively own pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, you are deemed to constructively own shares owned by certain individuals and entities that are related to you in addition to shares you own directly. For example, you are considered to own shares owned by or for your spouse, children, grandchildren, and parents, which is referred to as "family attribution." In addition, you are considered to own a proportionate number of shares owned by estates or certain trusts in which you have a beneficial interest, by partnerships in which you are a partner, and by corporations in which you own, directly or indirectly, 50.0% or more (in value) of the stock. Similarly, shares owned directly or indirectly by beneficiaries of estates or certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be treated as owned by these entities. This is referred to as "entity attribution." You are also deemed to own shares which you have the right to acquire by exercise of an option. Furthermore, shares constructively owned by someone may be reattributed to you. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to you through family attribution.

        Complete Termination.    If you receive cash in the split transaction and do not constructively own any of our common stock after the split transaction, your interest in Blackhawk will be completely terminated by the split transaction, and you will, therefore, receive sale or exchange treatment with respect to your common stock. Consequently, you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.

        If you receive cash in the split transaction and would only constructively own shares of our common stock after the split transaction as a result of family attribution, you may be able to avoid constructive ownership of the shares of our common stock by waiving family attribution and, thus, be treated as having had your interest in Blackhawk completely terminated by the split transaction. Among other things, waiving family attribution requires (a) that you have no interest in Blackhawk (including as an officer, director, employee, or shareholder) other than an interest as a creditor during the 10-year period immediately following the split transaction and (b) that you include an election to waive family attribution in your tax return for the year in which the split transaction occurs.

        Substantially Disproportionate.    If you receive cash in the split transaction and immediately after the split transaction you constructively own shares of our common stock, you must compare (X) your percentage ownership immediately before the split transaction (i.e., the number of common shares actually or constructively owned by you immediately before the split transaction divided by 2,527,895, which is our current number of outstanding shares) with (Y) your percentage ownership immediately after the split transaction (i.e., the number of common shares constructively owned by you immediately after the split transaction divided by 2,462,612, which is our current estimate of the number of shares of common stock outstanding immediately after the split transaction).

        If your post-split transaction ownership percentage is less than 80.0% of your pre-split transaction ownership percentage, the receipt of cash is "substantially disproportionate" with respect to you, and you will, therefore, receive sale or exchange treatment with respect to your common stock. Consequently, you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.

        Not Essentially Equivalent to a Dividend.    If (a) you exercise no control over the affairs of Blackhawk (e.g., you are not an officer, director, or high ranking employee), (b) your relative stock interest in Blackhawk is minimal, and (c) your post-split transaction ownership percentage is less than your pre-split transaction ownership percentage, then your receipt of cash is "not essentially equivalent to a dividend," and you will, therefore, receive sale or exchange treatment on your shares of our common stock exchanged for cash. For these purposes, constructive ownership of less than 1.0% of the outstanding shares is clearly a relatively minimal ownership interest, and constructive ownership of less than 5.0% of the outstanding shares is probably a relatively minimal ownership interest.

        In all other cases, if you receive cash in lieu of a fractional share of our common stock, and immediately after the split transaction you constructively own shares of our common stock, the cash you receive will likely be treated: (a) first, as a taxable dividend to the extent of Blackhawk's accumulated earnings and profits; (b) then, if the total amount of cash paid in the split transaction exceeds our accumulated earnings and profits, as a tax-free return of capital to the extent of your tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

Capital Gain and Loss

        For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15.0%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will be subject to tax at ordinary income tax rates of up to 35.0%. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Backup Withholding

        Shareholders who own fewer than 1,000 shares of common stock would be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the split transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal would require each such shareholder to deliver such information when the common stock certificates are surrendered following the effective time of the split transaction. Failure to provide such information may result in backup withholding at a rate of 28.0%.

        As explained above, the amounts paid to you as a result of the split transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The discussion of material U.S. federal income tax consequences of the split transaction set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences of the split transaction, in light of your specific circumstances.

Appraisal Rights and Dissenter's Rights; Escheat Laws

        No appraisal or dissenters' rights are available under Wisconsin law to shareholders who dissent from the split transaction. There may exist other rights or actions under Wisconsin law or federal or state securities laws for shareholders who can demonstrate that they have been damaged by the split transaction. Although the nature and extent of these rights or actions are uncertain and may vary depending upon facts or circumstances, shareholder challenges to corporate actions in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

        The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to us, or who do not return their common stock certificate(s) and request payment, generally will have a period of years (depending on applicable state law) from the effective date in which to claim the cash payment payable to them. For example, with respect to shareholders whose last known addresses are in Wisconsin, as shown by our records, the period is five years. Following the expiration of that five-year period in certain circumstances, the escheat laws of Wisconsin would likely cause the cash payments to escheat to the State of Wisconsin. For shareholders who reside in other states or whose last known addresses, as shown by our records, are in states other than Wisconsin, those states may have abandoned property laws that call for the state to obtain either custodial possession of property that has been unclaimed until the owner reclaims it, or escheat of such property to the state. Under the laws of these other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than five years. If we do not have an address for the record shareholder, then unclaimed cash-out payments would be turned over to our state of principal business location, Wisconsin, in accordance with its escheat laws.

Regulatory Requirements

        In connection with the split transaction, we will be required to make a number of filings with, and obtain a number of approvals from, various federal and state governmental agencies, including:

  •
  filing of amendments to Blackhawk's articles of incorporation with the Wisconsin Department of Financial Institutions, Division of Corporate and Consumer Services, in accordance with Wisconsin law; and

  •
  complying with federal and state securities laws, including filing of this proxy statement on Schedule 14A and a transaction statement on Schedule 13e-3 with the SEC and the Division of Wisconsin Department of Financial Institutions, Division of Securities.

Accounting Treatment

        We anticipate that we will account for the split transaction by treating the shares repurchased in the split transaction as treasury shares.

Fees and Expenses

        We will be responsible for paying the split transaction related fees and expenses, consisting primarily of fees and expenses of our financial advisor, attorneys and accountants, and other related charges. We estimate that our expenses will total approximately $165,000, assuming the split transaction is completed. This amount consists of the following estimated fees:

Description	Amount
Valuation fee	$25,000
Legal fees and expenses	115,000
Accounting fees and expenses	10,000
Paying agent fees and expenses	5,000
Printing and mailing costs	5,000
Miscellaneous expenses	5,000

Total	$165,000

ABOUT THE SPECIAL MEETING

Date, Time and Place of Special Meeting; Proposal to be Considered at the Special Meeting

        Our board of directors is asking for your proxy for use at a special meeting of shareholders to be held on [                        ], 2004, at [            ] local time at [                                                 ], and at any adjournments or postponements of that meeting.

        Our board of directors has authorized, and unanimously recommends for your approval at the special meeting, the adoption of amendments to our articles of incorporation that will result in a reverse, followed by a forward, stock split transaction. This transaction is comprised of:

  •
  a reverse stock split, in which each 1,000 shares of our common stock held in the record name of a shareholder at the effective time of the reverse stock split will be converted into one share of common stock; followed immediately by

  •
  a forward stock split, in which each share of common stock outstanding after completion of the reverse stock split will be converted into 1,000 shares of common stock.

        As permitted under Wisconsin law, shares of common stock that would be converted into less than one share in the reverse split will instead be converted into the right to receive a cash payment equal to $15.25 per pre-split share. However, if a record shareholder holds 1,000 or more shares of common stock registered in his or her name at the effective time of the reverse stock split, any fractional shares held in the record name of this shareholder resulting from the reverse split will not be cashed out. Instead, this shareholder will participate in the forward split, and the total number of shares held in the record name of this shareholder will not change as a result of the split transaction.

        Our board of directors will have the discretion to determine if and when to effect the split transaction, and reserves the right to abandon the transaction even if it is approved by the shareholders. The split transaction will become effective upon the filing of the necessary amendments to our articles of incorporation with the Wisconsin Department of Financial Institutions, Division of Corporate and Consumer Services, or a later date specified in that filing. The forms of the amendments to our articles of incorporation are attached to this proxy statement as Appendix A.

        We expect that if the shareholders approve and the board elects to effect the split transaction, the split transaction will be completed as soon as practicable after the special meeting.

        Shareholders are also being asked to consider and vote upon any other matters that may properly be submitted to a vote at the meeting or any adjournment or postponement of the special meeting. The board is not aware of any other business to be conducted at the special meeting.

Record Date

        You may vote at the special meeting if you were the record owner of shares of our common stock at the close of business on [                        ], 2004, which has been set as the record date. At the close of business on the record date, there were 2,527,895 shares of common stock outstanding held by approximately 359 record shareholders. You are entitled to one vote on each matter considered and voted upon at the special meeting for each share of common stock you held of record at the close of business on the record date.

Quorum; Vote Required for Approval

        The presence, in person or by proxy, of a majority of our outstanding shares is necessary to constitute a quorum at the special meeting. Approval of the split transaction requires the affirmative vote of the holders of a majority in voting power of all outstanding shares of our common stock entitled to vote at the special meeting, or 1,263,948 of the 2,527,895 outstanding shares. Because the executive officers and directors of Blackhawk and the Bank have the power to vote a total of 605,204 shares, and because we believe that all of them will vote in favor of the transaction, this means a total of 658,744 shares held by shareholders who are not executive officers or directors of the company or the Bank will be required to vote in favor of the transaction for it to be approved. Because the executive officers and directors hold only approximately 23.9% of the voting power of our outstanding common stock, there is no assurance that the split transaction will be approved.

        Abstentions and broker non-votes are counted for purposes of establishing a quorum at the special meeting, and will have the effect of a vote "AGAINST" the amendments and the split transaction. Approval of the amendments and the split transaction do not require the separate vote of a majority of our unaffiliated shareholders, and no separate vote will be conducted.

        Any proposal to adjourn or postpone the special meeting, if necessary, must be approved by the holders of at least a majority in voting power of the outstanding shares of our common stock present at the meeting.

Voting and Revocation of Proxies

        You may vote your shares in person by attending the special meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. If a proxy card is submitted without instructions, the proxies will be voted "FOR" the proposal to approve the split transaction and the proposal to adjourn or postpone the meeting, if necessary.

        You can revoke your proxy at any time before Blackhawk takes a vote at the meeting by:

  •
  delivering to Todd James, our Secretary, at our corporate offices at 400 Broad Street, Beloit, Wisconsin 53511, on or before the business day prior to the special meeting, a later-dated and signed proxy card or a written revocation of the proxy;

  •
  delivering to us at the special meeting prior to the taking of the vote on the split transaction a later-dated and signed proxy card or a written revocation;

  •
  attending the special meeting and voting in person; or

  •
  if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

        Revoking a proxy will not affect a vote once it has been taken. Attendance at the special meeting will not, in itself, constitute a revocation of a proxy. You must vote in person at the special meeting if you wish to change a vote that you have previously made by submitting a signed proxy.

        Our board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement. However, if other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

Solicitation of Proxies; Expenses of Solicitation

        Solicitation of proxies will be made primarily by mail. Proxies may also be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

        We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares that those persons hold of record.

        We are mailing this proxy material to our shareholders on or about [                        ], 2004.

Authority to Adjourn Special Meeting to Solicit Additional Proxies

        We are asking our shareholders to grant full authority for the special meeting to be adjourned, if necessary, to permit solicitation of additional proxies to approve the split transaction proposed by this proxy statement.

FINANCIAL INFORMATION

Selected Historical and Pro Forma Financial Data

        Set forth below is our selected historical and pro forma consolidated financial information. The historical financial information was derived from the audited consolidated financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, from the unaudited consolidated financial statements included in our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004, and from other information and data contained in the Annual Report and the Quarterly Report. More comprehensive financial information is included in the Annual Report and the Quarterly Report. The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, the Annual Report, the Quarterly Report and all of the financial statements and related notes contained in the Annual Report and the Quarterly Report, copies of which may be obtained as set forth below under the caption "Other Matters—Where You Can Find More Information."

        The following summary pro forma balance sheet data is based on historical data, adjusted to give effect to the cash payment for fractional shares resulting from the transaction and expenses related to the transaction. The pro forma balance sheet data is based on the assumption that an aggregate of 65,283 shares will result in fractional shares and will be purchased for approximately $1,000,000, with $165,000 in costs incurred. We have assumed that all of the cash required to purchase the shares and the expenses of the transaction was paid from a dividend paid to us by the Bank. We have not included pro forma income statement data, which would reflect only anticipated cost savings estimated at $375,000 on an annual basis thereafter that we expect as a result of the transaction.

        The following summary unaudited consolidated balance sheet data at September 30, 2004, gives effect to the transaction as if it had occurred on January 1, 2004. The pro forma information set forth below is not necessarily indicative of what our actual financial position would have been had the transaction been consummated as of the above referenced dates or of the financial position that may be reported by us in the future.

BLACKHAWK BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except share data)

	December 31, 2002	December 31, 2003	Nine Months Ended September 30, 2004	Change	Pro Forma
Cash, investments and cash equivalents	$141,063	$161,924	$168,293	$(1,165)	$167,128
Loans	186,300	230,142	233,049		233,049
Other assets	25,014	33,336	32,579		32,579

Total assets	$352,377	$425,402	$433,921	$(1,165)	$432,756
Deposits	$263,085	$323,639	$305,969	$—	$305,969
Other borrowings	52,354	65,399	89,364	—	89,364
Subordinated debentures	7,217	7,217	7,217	—	7,217
Other liabilities	4,140	3,384	4,565		4,565

Total liabilities	$326,796	$399,639	$407,115	$—	$407,115
Common Stock	$25	$25	$25	$—	$25
Surplus	8,698	8,818	8,863	—	8,863
Retained earnings	15,788	16,092	16,732	(1,165)	15,567
Accumulated other comprehensive income (loss)	1,287	828	1,185		1,185

Total Stockholders Equity	$25,798	$25,763	$26,806	$(1,165)	$25,641
Interest Income	$19,188	$17,830	$14,632
Interest Expense	(8,383)	(7,537)	(5,448)
Provision for loan losses	(1,004)	(650)	(311)

Net interest income	$9,801	$9,643	$8,873
Net income from continuing operations	$1,236	$1,211	$1,323
Basic earnings per share	$0.50	$0.48	$0.52
Diluted earnings per share	$0.50	$0.48	$0.52
Book value per share			$10.60

MARKET PRICE OF BLACKHAWK BANCORP, INC.

COMMON STOCK AND DIVIDEND INFORMATION

Comparative Market Price Data

	Closing Price Per Share
					Dividend Paid
	High		Low
Quarter ending:
December 31, 2004 (through )	$		$		$
September 30, 2004		$13.35		$11.75		$0.09
June 30, 2004		$13.00		$12.05		$0.09
March 31, 2004		$14.00		$11.80		$0.09
December 31, 2003		$12.40		$11.30		$0.09
September 30, 2003		$11.95		$11.30		$0.09
June 30, 2003		$12.00		$9.15		$0.09
March 31, 2003		$10.09		$9.10		$0.09
December 31, 2002		$9.50		$8.25		$0.09

        There were 359 record holders of our common stock on November 1, 2004.

Dividends

        We do not have a formal dividend policy. Regulations issued by the Federal Reserve Board and other federal state bank regulatory agencies govern our and the Bank's capital requirements and may affect the amount of dividends we can pay. Generally, the timing and amount of future dividends on our shares will depend on earnings, cash requirement, our and the Bank's financial condition, applicable government regulations and other factors that our board deems relevant.

        The Wisconsin Business Corporation Law prohibits us from paying dividends if we are insolvent or if payment of dividends would render us unable to pay our debts as they come due in the ordinary course of business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The table below sets forth information regarding the beneficial ownership of common stock as of November 1, 2004, by each 5.0% shareholder, by each of the executive officers and directors of Blackhawk and the Bank, and by all of these directors and executive officers as a group. Other than Mr. Hendricks, who is a director of the Corporation, and Dennis M. Conerton, no person is known to the Corporation to be the beneficial owner of more than 5.0% of the outstanding shares of common stock. Except as otherwise noted in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

Name and Other Position with Blackhawk Bancorp, Inc.	Common Stock directly, indirectly or beneficially owned as of November 1, 2004(1)		Percent of Outstanding
David Adkins	No Shares		0.00%
R. Richard Bastian, III	61,167		2.37%
Roger G. Bryden	78,912		3.12%
Terri Burdick	3,833		0.15%
Stephen P. Carter	1,000		0.04%
John B. Clark	88,400	(3)	3.48%
Prudence A. Harker	8,667		0.34%
Charles Hart	23,800		0.94%
Kenneth A. Hendricks	320,634	(3)	12.63%
Peggy G. Holt	3,266		0.13%
Charles J. Howard	22,000		0.87%
Todd J. James	13,500		0.53%
Todd L. Larson	9,501		0.37%
Marco Lenis	1,500		0.06%
George D. Merchant	84,725		3.34%
James D. Metz	No Shares		0.00%
Merritt J. Mott	17,000		0.67%
Stephen R. Thomas	No Shares		0.00%
All directors and executive officers of the Corporation as a group (18 persons)	737,905	(2)(3)	27.73%
Dennis M. Conerton	146,741	(2)	5.80%

(1)
Includes options to purchase shares exercisable currently or within 60 days of November 1, 2004 for each of the persons identified in the table as follows: Bastian—49,167; Bryden—667; Burdick—3,833, Clark—12,200; Harker—667; Hart—12,200; Hendricks—10,100; Holt, 3,166; Howard—4,000; James—13,000; Larson—9,501; Merchant—12,200 and Mott—2,000, and for all directors and executive officers as a group—132,701.

(2)
Includes shares allocated to the individual's account under the Corporation's ESOP as follows: Mr. Conerton—1,883 shares; and for all directors and executive officers as a group—4 shares.

(3)
For Messrs. Clark and Hendricks, includes 76,200 shares, and 310,534 shares, respectively, held jointly with such person's spouse, and for all directors and executive officers as a group, includes 386,734 shares held jointly with such persons' spouses.

        The information presented in the table is based on information furnished by the specified persons and was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act"), as required for purposes of this Proxy Statement. Briefly stated, under that Rule shares are deemed to be beneficially owned by any person or group having the power to vote or direct the vote of, or the power to dispose or direct the disposition of, such shares, or who has the right to acquire beneficial ownership thereof within 60 days. Beneficial ownership for the purposes of this Proxy Statement is not necessarily to be construed as an admission of beneficial ownership for other purposes.

COMMON STOCK PURCHASE INFORMATION

Prior Stock Purchases

        During the past two years, we have not repurchased any shares of our common stock, nor has the Bank purchased any shares of Blackhawk.

Recent Transactions

        Since September 10, 2004, Blackhawk, the Bank or their affiliates, including their directors, executive officers and subsidiaries have made the following purchases of Blackhawk common stock, at the prices indicated:

Purchaser	Date	Number of Shares	Price per Share	Transaction
Marco Lenis	September 13, 2004	100	$12.40	Open market purchase

        Since September 13, 2004, none of Blackhawk, the Bank or their affiliates, directors, executive officers or subsidiaries have made any purchases of Blackhawk common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Transactions

Transactions with Directors and Officers

        The Bank occasionally extends home mortgage loans, home improvement loans, home equity loans, consumer loans and commercial loans to its directors, executive officers and employees, and affiliates of the foregoing. Such loans are made in the ordinary course of business and do not, in the opinion of management of the Bank, involve more than the normal risk of collectability or present other unfavorable features, and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons. Where the borrower is also a director of the Bank or Blackhawk it is the policy of the Bank that the director must leave the meeting of the Bank's Board of Directors while his loan is being considered and the director neither participates in that consideration nor votes on approval of the loan. Messrs. Bastian, James, Hendricks, Clark, Mott and Bryden and Mrs. Holt or their affiliates, each had one or more loans with the Bank with an aggregate outstanding balance at September 30, 2004 in excess of $60,000. As of that date, those loans aggregated $10,528,661, which represented approximately 26.2% of the capital of the Bank at September 30, 2004. Those loans were all made in accordance with the policy described above.

Agreements Involving Blackhawk's Securities

        There are no agreements relating to our common stock.

OTHER MATTERS

Reports, Opinions, Appraisals and Negotiations

        Other than as disclosed in this proxy statement, neither Blackhawk nor the Bank has received any report, opinion or appraisal from an outside party that is materially related to the split transaction.

Persons Making the Solicitation

        The enclosed proxy is solicited on behalf of our board of directors. The cost of soliciting proxies in the accompanying form will be borne by us. In addition to the use of mail, our officers and directors may solicit proxies by telephone or other electronic means. Upon request, we will reimburse brokers, dealers, banks and trustees or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of existing common stock.

Shareholder Proposals for 2005 Annual Meeting

        Shareholders' proposals to be presented at the 2005 annual shareholders' meeting must be received by us at our principal office, 400 Broad Street, Beloit, Wisconsin, 53511 on or before December 10, 2004.

Other Matters of Special Meeting

        As of the date of this proxy statement, the only business that our management expects to be presented at the meeting is that set forth above. If any other matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Forward Looking Statements

        Statements contained herein that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this proxy statement. The forward-looking statements are made as of the date of this proxy statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

        We caution you not to place undo reliance on any forward-looking statements made by, or on behalf us in this proxy statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See "—Where You Can Find More Information."

Where You Can Find More Information

        We are subject to the information requirements of the Securities Exchange Act, as amended, and in accordance therewith we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC's Internet Website (http://www.sec.gov).

Information Incorporated by Reference

        In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this proxy statement, except for any information superceded by information contained directly in this proxy statement. The following documents are incorporated by reference herein:

  •
  our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004, including the interim financial information;

  •
  our Annual Report on Form 10-KSB for fiscal year ended December 31, 2003, including audited financial information; and

  •
  our Proxy Statement on Schedule 14A for our 2004 Annual Meeting.

        We are also incorporating by reference all additional reports and other information filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this document and the date of consummation of the split transaction.

        We have supplied all information contained in or incorporated by reference in this document relating to us, provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act's forward looking statement safe harbor contained in any such document is excluded, and is not incorporated herein by reference. You may have been sent some of the reports and other information incorporated by reference in this document by us, but you can also obtain any of them through the SEC at the locations described above, or through us at the address below. We will provide to you, without charge, by first class mail or other equally prompt means within one business day of any written or oral request by you, a copy of any report or other information incorporated by reference in this document by us. You should direct your request to the following address: Blackhawk Bancorp, Inc., 400 Broad Street, Beloit, Wisconsin 53511 Attention: Todd J. James.

                          By order of the Board of Directors

                        , 2004

APPENDIX A

PROPOSED FORM OF AMENDMENT TO
ARTICLES OF INCORPORATION
TO EFFECT REVERSE STOCK SPLIT

        Section 3.1, Article III of the Amended and Restated Articles of Incorporation is hereby amended by deleting Article Section 3.1 in its entirety and replacing it with the following:

  "The aggregate number of shares of stock that the Corporation shall have the authority to issue shall be Eleven Million (11,000,000) shares consisting of Ten Million (10,000,000) shares designated as "Common Stock", $0.01 par value per share, and One Million (1,000,000) shares designated as "Preferred Stock, "$0.01 par value per share.

  Without regard to any other provision of these Articles of Incorporation, each one (1) share of Common Stock, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-one thousandth (1/1000) of a fully-paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any registered holder of fewer than 1,000 shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay in cash $15.25 for each share of Common Stock held by any registered holder of fewer than 1,000 shares of Common Stock immediately before the time this amendment becomes effective."

A-1

PROPOSED FORM OF AMENDMENT TO
ARTICLES OF INCORPORATION
TO EFFECT FORWARD STOCK SPLIT

        Section 3.1, Article III of the Amended and Restated Articles of Incorporation is hereby amended by deleting Section 3.1 in its entirety and replacing it with the following:

  "The aggregate number of shares of stock that the Corporation shall have the authority to issue shall be Eleven Million (11,000,000) shares consisting of Ten Million (10,000,000) shares designated as "Common Stock", $0.01 par value per share, and One Million (1,000,000) shares designated as "Preferred Stock, "$0.01 par value per share.

  Without regard to any other provision of these Articles of Incorporation, each one (1) share of Common Stock, either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share in excess of one (1) share held by any shareholder), immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one thousand (1,000) fully-paid and nonassessable shares of Common Stock (or, with respect to fractional shares, such lesser number of shares and fractional shares as may be applicable upon such 1,000-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares of Common Stock shall be issued."

A-2

BLACKHAWK BANCORP, INC.

VALUATION REPORT

FAIR VALUE OF SHARES OF COMMON STOCK
TO BE REPURCHASED PURSUANT TO A PLAN
TO TERMINATE REGISTRATION WITH THE
SECURITIES AND EXCHANGE COMMISSION

PRAIRIE CAPITAL SERVICES, INC.
David E. Downen        David E. Albertson
(847) 866-7882            (312) 255-0123

        Proposed transaction:    The Board of Directors of Blackhawk Bancorp, Inc. (the "Company") is considering a transaction (the "Transaction") whereby the Company would repurchase shares of its common stock in order to reduce the number of shareholders of record to less than 300. With less than 300 shareholders of record, the Company would then be qualified to terminate its registration with the Securities and Exchange Commission (the "SEC"). The Company management and Board are analyzing whether the considerable and rising costs of maintaining its registration status with the SEC more than offset any benefits of remaining a public company.

        If adopted, the Transaction would likely involve a reverse stock split of 1 share for 1,000 with the fractional shares repurchased from the effected shareholders at "fair value". It is estimated that some 65,283 shares, 2.58% of total shares outstanding, would be repurchased from 159 share holders. The repurchase and related expenses of the Plan, estimated at about $1.4 million, would be financed out of the Company's cash flow.

        Purpose of the report:    Prairie Capital Services, Inc. ("PCS") has been retained by the Board of Directors of the Company to assist it in determining the fair value of the shares of Company common stock to be repurchased under the Plan. In this report, PCS sets out its analyses for and opinions of a range of fair value of the shares. We understand that the Board will then likely determine a price to be offered for the shares in the repurchase using PCS' range of fair value as a guide. Finally, PCS will render an opinion as to the fairness, from a financial point of view, of the price offered to those shareholders whose shares will be repurchased.

        As background, PCS is an investment banking and financial advisory firm serving financial institutions exclusively. PCS specializes in advising on and effecting bank mergers and acquisitions and branch purchases and sales. Related to these services, PCS also provides valuations and fairness opinions to financial institutions and their shareholders for a variety of purposes including reverse stock splits and repurchases.

        This report was prepared by David E. Downen and David E. Albertson. Both are principals of PCS. Mr. Downen has served many years as an investment banker and financial analyst specializing in financial institutions and is a Chartered Financial Analyst. Mr. Albertson has over thirty-five years' experience with financial institutions in management, operations, commercial lending, mergers and acquisitions and strategic planning. More biographical information is contained in the Appendix to this report.

        Procedure and methodologies:    As preparation for this assignment, PCS reviewed information on the Company, discussed various aspects of the Company's operations with members of senior management and was given financial and operational information for analysis. Consideration was given to the condition of and trends in the general economy and the banking industry as they may affect the Company. PCS reviewed the Company's service area, business, operations, financial condition and performance, among other factors. The Company's financial results are contained in Tables 7-12.

        The Company is incorporated in Wisconsin. Thus the definition of fair value is governed by Wisconsin statutes and related case law. Under Wisconsin law, fair value has a very broad definition. It is defined as the value of the shareholder's proportionate interest in the company, without any discount for minority status or, absent extraordinary circumstances, lack of marketability. The reverse stock split and repurchase would be not voluntary so that the June 2000 decision by the Wisconsin Supreme Court in the JMO-W Inc. v. SSM Healthcare Systems case applies. The Supreme Court of Wisconsin ruled that "To fail to accord to a minority shareholder the full proportionate value of his shares imposes a penalty for lack of control, and unfairly enriches the majority shareholders who may reap a windfall from the appraisal process by cashing out a dissenting shareholder, a clearly undesirable result."

        To determine what, in our opinion, is a range of fair value for the Company's common stock for the purpose stated above, we utilized three methods of valuation.

        In one method, we reviewed the financial condition and performance of twenty-six bank holding companies (the "BHCs") that are based in and/or have significant operations in Illinois and Wisconsin (where the Company operates) and compared them to the Company's. We narrowed the comparisons to twelve BHCs most of which have their operations outside the Chicago and Milwaukee metro areas that we felt were more comparable to the Company in size and in the areas they serve. Then, the valuations placed on these BHCs expressed in terms of price/earnings ratios and price/book value ratios were compared to the Company's values based on the recent market price of its common stock. We discussed the lack of marketability of the Company's common stock and the effect that might have on the market value of its stock. Since the market price of the Company's common stock is a minority value, we added a premium to reach a fair value that represents the proportionate share of the going-concern value of the whole Company.

        For the second method, we collected data on bank merger and acquisition transactions in Illinois, Wisconsin and other Midwestern states in 2003 and 2004. We used the measures of price/earnings ratios and price/book value ratios from these transactions as a guide. However, we clearly recognize that the Transaction is not a merger or sale. Therefore, we discounted the values derived from these transactions to deduct values that would be attributed to the synergies of a merger.

        A third approach to valuation utilized the discounted cash flow method. We were given projections of results for the years 2004-2009 prepared by management. The projections seemed aggressive. The projected cash dividends to stockholders were discounted back to present value using an appropriate discount rate. Then, the value of the Company at the end of five years was obtained by multiplying fifth year earnings by a range of price/earnings ratios. That fifth year value of the Company was also discounted back to present value. The total of dividend and fifth year present values represents the third fair value.

        We then gave each of the fair values what, in our opinion, was an appropriate weight to reach a conclusion as to the range of fair value for the Company's common stock for purposes of the Plan.

        Valuation based on market values of comparable companies:    PCS selected twenty-six BHCs divided into four groups with significant operations in Illinois and Wisconsin for purposes of comparison with the Company. There are four larger multi-state holding companies two of which are based in Wisconsin, ten BHCs based in the Chicago area and four BHCs operating in outstate Illinois. Finally, we reviewed a group of eight BHCs, four based in Wisconsin and four in Illinois, whose stocks are traded on the Bulletin Board as is the Company's stock. In Table 1, we have compared the profitability, capital, asset quality, reserve strength and growth of all of these BHCs with those of the Company. With a few exceptions, the Company ranked at or near the bottom in all categories. The new management team for the Company has made several significant changes but they have not yet changed the financial results.

        In Table 2, we set out the market prices, earnings, book values and related ratios for the twenty-six BHCs. For comparison with the Company, we have narrowed our consideration to the four BHC stocks classified in outstate Illinois and to the eight stocks of Illinois and Wisconsin BHCs listed on the Bulletin Board as being most comparable to the Company's. The market data on the common stocks of these twelve BHCs is shown on the next page.

        Common stocks traded on the Bulletin Board are often cited for lack of marketability with the result that the stocks may be valued at lower price/earnings ratios than if traded on NASDAQ. However, our review of the eight Bulletin Board stocks indicated some high price/earnings ratios and some low ones with the average and median price/earnings ratios of 14.9 and 13.6 times being reasonable in our opinion. In the current market, the more actively traded stocks of the BHCs have some acquisition premium in the prices as they are viewed as sale candidates.

        The Company's common stock at the recent price of $12.40 was 23.8 times latest twelve months earnings (ended June 30, 2004), 124.4% of stated book value and 172.7% of tangible book value. The price/earnings ratio is distorted and is not a good valuation guide because of the Company's very low profitability. Also, it is difficult to value the Company based on price/book value ratios because of its very low tangible book value. At the current price, the stock is valued at 14.4 times a 2005 earnings projection of $0.86 per share compared to the average and median price/earnings ratios for the eight Bulletin Board stocks of 14.9 and 13.6 times based on latest twelve month earnings. With little earnings visibility yet, the Company's common stock seems fully valued to us. We do not believe that a lack of marketability in the stock has depressed its value. On balance, we believe that a reasonable minority value for the stock would be in the range of $11.50 to $12.40 per share. At $11.50, the stock would be priced at 13.4 times 2005 projected earnings.

        As a first step, we added a acquisition premium to the above price range. In Table 3, we have compiled acquisition premiums paid for forty-one publicly-traded bank holding company common stocks in 2004. Below we summarized our data on acquisition premiums:

        Deal Price % over:

	Price on day before deal announcement		Price one month before deal announcement
	Average	Median	Average	Median
Acquisition premiums for:
14 Midwestern transactions	23.6%	16.1%	27.9%	16.8%
27 Other transactions	25.9%	22.5%	30.7%	30.9%
All 41 transactions	25.1%	19.1%	29.7%	27.6%

Blackhawk Bancorp, Inc.
Common Stock Comparisons

	Stock Price 9/27/04	Price/ Earnings based on LTM EPS*	Price/ Earnings based on 2004E	Price/ Book Val.*	Price/ Tang. Book Val.*	Dividend Yield	Total Assets (Mils $)*
Outstate Illinois
AMCORE Financial (AMFI)	$28.21	17.0	16.6	192.2%	200.5%	2.4%	$4,798
First Busey (BUSE)	$18.50	18.5	17.3	295.5%	411.1%	2.7%	$1,875
Princeton National (PNBC)	$29.19	13.5	NA	178.9%	189.2%	2.6%	$614
UnionBancorp. (UBCD)	$20.88	NMF	NA	126.8%	152.0%	1.9%	$732

Average		16.3		198.3%	238.2%	2.4%
Median		17.0		185.5%	194.8%	2.5%
	Stock Price 9/27/04	Price/ Earnings based on LTM EPS*	Price/ Book Val.*	Price/ Tang. Book Val.*	Dividend Yield	Total Assets (Mils $)*
Illinois and Wisconsin BHCs with Bulletin Board traded stocks
Baylake Corp. (BYLK.OB)	$14.45	12.7	157.4%	169.4%	3.9%	$1,007
First Bankers Trustshares (FBTT.OB)	$21.50	13.5	200.7%	203.8%	1.4%	$340
First Mid Illinois (FMBH.OB)	$37.00	18.7	252.9%	313.6%	1.7%	$802
Foresight Financial Grp. (FGFH.OB)	$36.50	12.6	158.6%	162.2%	0.5%	$514
Main St. Trust, Inc. (MSTI.OB)	$31.00	19.4	262.9%	262.9%	2.7%	$1,195
Merchants & Manufacturers (MMBI.OB)	$33.00	16.6	137.6%	220.1%	2.2%	$1,176
Mid-Wisconsin Financial (MWFS.OB)	$30.50	11.8	152.9%	156.1%	4.2%	$383
PSB Holdings (PSBQ.OB)	$33.00	13.6	176.7%	176.7%	1.8%	$431

Average		14.9	187.5%	208.1%	2.3%
Median		13.6	176.7%	203.8%	2.2%
Blackhawk Bancorp, Inc.	$12.40	23.8	124.4%	172.7%	2.9%	$416

*
As of or for the twelve months ended June 30, 2004.

        The average and median premiums ranged from 16.1% to 30.9%. We think that the premium from the stock price on the day before the deal announcement is probably the best measure. Acquirers can adjust their offers with a view of the market price until the last minute. Further, we believe that a premium close to the average for all 41 transactions was the most representative. Therefore, we selected an acquisition premium of 25% which is close to the average of all 41 transactions based on the day before the deal announcement.

        As discussed previously, the proposed transaction is not a merger or sale. Therefore, we should deduct from the acquisition premium that part of the premium attributable to the synergies of a merger. There are no studies that indicate what part of the acquisition premium is attributable to the synergies of a merger. We think that it would be reasonable to assume that about half of the premium represents values from merger synergies.

        To the range of the minority market value of the stock which we determined as $11.50 to $12.40 per share we added an acquisition premium and then discounted to remove the values related to merger synergies that are part of the acquisition premium. The fair value range is as follows:

        $11.50 X 1.25 X .9 = $12.94

        $12.40 X 1.25 X .9 = $13.95

        Valuation based on bank merger and acquisition transactions.    In Table 4, we have gathered data on eighteen bank merger and acquisition transactions during 2003 and 2004 in Illinois and Wisconsin and on twenty-eight transactions during the same period in other Midwestern states. The transactions ranged from $10 million to under $100 million in value.

        A summary of Table 4 shows the following:

	Price/Bk.Val.	Price/ Tang.Bk.Val.	Price/ Earnings
18 Illinois and Wisconsin Bank M & A transactions
Average	210.3%	223.3%	21.4X
Median	203.5%	213.1%	21.1X
28 Other Midwestern Bank M & A transactions
Average	175.9%	179.5%	24.4X
Median	170.7%	175.5%	20.7X
All 46 Bank M & A transactions
Average	189.4%	196.6%	23.1X
Median	183.9%	190.2%	21.1X

        As shown, the Illinois and Wisconsin transactions were priced higher at 213.1% to 223.3% of tangible book value than the other transactions. In the Illinois-Wisconsin group, there were a significant number of relatively high-priced deals, many in the Chicago area, that we do not think are directly applicable to valuing the Company. Therefore, we would argue for lower multiples of tangible book value. However, the Company has a very low tangible equity to assets ratio (4.4%) and that factor will tend to push up the price/tangible book value ratio. In our opinion, a reasonable price/tangible book value ratio for the Company would be in the range of 225% to 240%. Those values may seem high for the Company but if we adjust the Company's tangible equity to a more normal 6% ratio of assets, the price/tangible book value range would be 190.9% to 201.8%. As discussed previously, we could not easily use the measure of price/earnings ratios because of the Company's low profitability.

        The Company's proposed transaction is not a sale or merger so that the values derived from the merger and acquisition transactions should be adjusted to remove the values related to merger synergies to arrive at the value of the Company as a going concern. As we did previously, we assume that the acquisition premium is 25% and that half of that premium is attributable to merger synergies. The equivalent would be a discount of 10%. Our calculations are as follows:

$7.18 (tangible book value per share)	X 2.25 X .9 = $14.54
$7.18	X 2.40 X .9 = $15.51

        Valuation based on discounted cash flow.    Under this valuation method, the Company's assets, earnings and dividends among others are projected out for five years. The Company's management provided projections for the years 2005 through 2009. These projections are summarized in Table 6. We reviewed the projections and thought that they were aggressive. The projections show a rising stream of dividends and an increasing tangible equity ratio. We did not increase the cash dividends in our valuation over those contained in the projections because the tangible equity ratio was still a relatively low 6.44% in the fifth year. In the table on the following page, we show the stream of dividends. We discounted those dividends to shareholders back to a present value at appropriate discount rates.

        For our discount rate, we thought that rates of 12% to 14% were appropriate. The long-term rate of return on large capitalization common stocks has been slightly over 10% and on micro-capitalization common stocks about 13 1/2%. The Company would be classified as below micro-capitalization in size and on that basis could justify a higher discount rate. However, bank stocks are generally much less volatile which would support lower discount rates. On balance, we believe that a range of discount rates of 12% to 14% is reasonable.

        The second element of discounted cash flow value is the value of the Company at the end of the fifth year discounted back to present value. We applied price/earnings ratios of 14 times to 17 times to fifth year earnings. These multiples represent market multiples on the low end up to sale multiples. The present values of dividends and fifth year values are added. As shown, the per share values range from $14.56 to $18.90. Our preferred range of fair value is $14.56 to $17.35 per share. The prices of $18.11 and $18.90 were too high, in our opinion because the projections are aggressive and those values are very high in relation to near term earnings and book value. Prices of $18.11 and $18.90 per share are about 21- 22 times projected 2005 earnings and 250%-260% of tangible book value as of June 30, 2004. In our opinion, the fair value of the Company's common stock utilizing the discounted cash flow method is a range of $14.56 to $17.35

Blackhawk Bancorp, Inc.
Discounted cash flow analysis
(000's $)

	2005	2006	2007		2008		2009
Cash dividends to shareholders	$910	$910		$1,212		$1,212		$1,515
Terminal value (14-17X 2009 net income)							$ $	63,448 77,044
Present value Discount rate:				12%		13%		14%
Cash dividends				$4,031		$3,924		$3,821
Terminal value (14X 2009 earnings) (17X)			$ $	36,002 43,717	$ $	34,437 41,816	$ $	32,953 40,014
Range of total present value			$ $	40,033 47,747	$ $	38,361 45,740	$ $	36,774 43,835
Shares outstanding				2,526		2,526		2,526
Per share range of total present value			$ $	15.85 18.90	$ $	15.19 18.11	$ $	14.56 17.35

        Conclusion:    The ranges of fair value of the Company's common stock PCS obtained from the three valuation methods are shown below. Each range of fair value was given a weight that we thought appropriate. The fair value ranges based on: 1) market values of comparable companies and 2) values based on bank merger and acquisition transactions were each given a 40% weight. The range of fair value from the discounted cash flow analysis was accorded only a 20% weight. We felt that the discounted cash flow valuation depended on many assumptions about future results that may not be achieved.

        The range of fair value of the Company's common stock for the purposes of the Transaction are, in our opinion, $13.90 to $15.25 per share.

Fair value based:

Market values of comparable companies	$12.94	$13.95	.4(Weight)		$5.18		$5.58
Values from bank merger and acquisition transactions	$14.54	$15.51	.4		$5.82		$6.20
Discounted cash flow analysis	$14.56	$17.35	.2		$2.91		$3.47

					$13.91		$15.25
				rounded	$13.90	-	$15.25

Table 1

Blackhawk Bancorp, Inc.
Financial Performance
Comparisons with BHCs

							Annual Growth Rate 5 years through 2003
	Total Assets (Mils$)	6mths6/30 2004 ROA	6mths6/30 2004 ROE	Tangible Equity/ Assets	Nonperf. Assets/ Assets	L.L. Res./ Nonperf. Loans	Assets	Net Income	EPS
	6/30/04			6/30/04	6/30/04	6/30/04
Multi-state BHCs
Associated Banc-Corp. (ASBC)	$15,503	1.62%	18.1%	7.06%	0.60%	207.3%	6.3%	7.8%	8.7%
Citizens Banking (CBCF)	$7,748	0.94%	11.4%	7.26%	0.75%	255.1%	2.2%	-6.1%	-3.8%
Heartland Financial USA (HTLF)	$2,477	0.92%	13.2%	5.03%	0.33%	316.2%	16.2%	14.5%	4.3%
State Financial Services (SFSW)	$1,606	0.91%	11.9%	4.28%	0.59%	135.2%	11.9%	60.5%	71.8%

Average		1.10%	13.7%	5.91%	0.57%	228.4%	9.2%	19.2%	20.3%
Median		0.93%	12.6%	6.05%	0.59%	231.2%	9.1%	11.2%	6.5%
Chicago area
Corus Bankshares (CORS)	$3,836	2.30%	15.4%	14.53%	0.47%	206.1%	7.2%	7.5%	8.1%
First Midwest (FMBI)	$6,834	1.43%	18.6%	6.07%	0.43%	230.2%	5.9%	11.2%	15.0%
First Oak Brook (FOBB)	$2,070	1.02%	15.6%	5.68%	0.63%	2252.1%	12.9%	14.3%	15.0%
MB Financial (MBFI)	$4,996	1.34%	15.3%	6.43%	0.58%	153.2%	11.6%	19.8%	15.4%
Midwest Banc Holdings (MBHI)	$2,283	0.71%	11.3%	5.85%	0.84%	126.4%	16.1%	16.9%	14.2%
Northern States Financial (NCFC)	$794	0.48%	5.0%	7.60%	3.12%	29.2%	7.2%	-5.4%	-4.9%
Old Second Bancorp. (OSBC)	$2,001	1.22%	19.1%	5.98%	0.12%	755.2%	12.6%	14.9%	18.1%
PrivateBancorp. (PVTB)	$2,199	1.19%	14.4%	7.03%	0.04%	2176.6%	36.7%	44.7%	30.0%
Taylor Capital Group (TAYC)	$2,768	0.63%	9.3%	5.55%	0.88%	162.1%	6.4%	20.6%	13.4%
Wintrust Financial (WTFC)	$5,326	0.96%	13.4%	5.92%	0.31%	191.3%	28.6%	43.6%	32.2%

Average		1.13%	13.7%	7.06%	0.74%	628.2%	14.5%	18.8%	15.7%
Median		1.11%	14.8%	6.03%	0.52%	198.7%	12.1%	15.9%	15.0%
Outstate Illinois
AMCORE Financial (AMFI)	$4,798	0.89%	10.9%	7.30%	0.56%	201.4%	1.8%	2.0%	4.9%
First Busey (BUSE)	$1,875	1.38%	17.3%	5.02%	0.43%	581.2%	9.7%	11.8%	12.4%
Princeton National (PNBC)	$614	1.17%	14.1%	7.77%	0.21%	345.0%	5.0%	9.2%	13.7%
UnionBancorp. (UBCD)	$732	0.45%	5.1%	8.06%	0.81%	176.4%	4.8%	NMF	NMF

Average		0.97%	11.8%	7.04%	0.50%	326.0%	5.3%	7.7%	10.3%
Median		1.03%	12.5%	7.53%	0.49%	273.2%	4.9%	9.2%	12.4%
Illinois and Wisconsin BHCs with Bulletin Board traded stocks
Baylake Corp. (BYLK.OB)	$1,007	0.91%	12.7%	6.51%	1.59%	97.9%	8.6%	2.8%	2.9%
First Bankers Trustshrs (FBTT.OB)	$340	1.11%	16.4%	6.37%	0.52%	149.3%	6.0%	3.6%	8.3%
First Mid Illinois (FMBH.OB)	$802	1.20%	14.1%	6.69%	0.27%	204.3%	7.5%	12.4%	13.7%
Foresight Financial Grp. (FGFH.OB)	$514	1.15%	13.6%	8.22%	0.74%	292.1%	10.0%	20.1%	14.7%
Main St. Trust, Inc. (MSTI.OB)	$1,195	1.29%	13.6%	9.35%	0.26%	324.5%	3.3%	7.3%	9.9%
Merchants & Manufacturers (MMBI.OB)	$1,176	0.66%	9.1%	4.36%	0.56%	206.8%	18.3%	12.9%	10.4%
Mid-Wisconsin Fin. (MWFS.OB)	$383	1.20%	13.3%	8.62%	0.50%	149.0%	6.0%	4.6%	6.7%
PSB Holdings (PSBQ.OB)	$431	0.83%	10.6%	7.48%	0.76%	120.8%	11.9%	18.1%	19.6%

Average		1.04%	12.9%	7.20%	0.65%	193.1%	9.0%	10.2%	10.8%
Median		1.13%	13.5%	7.08%	0.54%	176.8%	8.1%	9.9%	10.2%
Blackhawk Bancorp, Inc.	$416	0.40%	6.4%	4.44%	0.88%	68.4%	7.8%	-9.6%	-10.4%
Overall Average		1.08%	13.3%	6.90%	0.65%	388.3%	10.8%	15.0%	14.3%
Median		1.07%	13.5%	6.60%	0.56%	205.2%	8.1%	12.4%	13.4%

Table 2

Blackhawk Bancorp, Inc.
Common Stock Comparisons

	Stock Price 9/27/04	Price/ Earnings based on LTM EPS*	Price/ Earnings based on 2004E	Price/ Book Val.*	Price/ Tang. Book Val.*	Dividend Yield	Total Assets (Mils $)*
Multi-state BHCs
Associated Banc-Corp. (ASBC)	$31.43	14.7	14.1	250.8%	322.7%	3.2%	$15,503
Citizens Banking (CBCF)	$31.22	18.5	17.9	215.1%	242.6%	3.7%	$7,748
Heartland Financial USA (HTLF)	$18.08	15.1	14.9	181.1%	241.4%	1.8%	$2,477
State Financial Services (SFSW)	$26.78	14.1	13.9	169.8%	275.8%	2.2%	$1,606

Average		15.6	15.2	204.2%	270.6%	2.7%
Median		14.9	14.5	198.1%	259.2%	2.7%
Chicago area
Corus Bankshares (CORS)	$42.67	16.2	16.9	211.8%	213.6%	2.9%	$3,836
First Midwest (FMBI)	$33.53	16.7	15.5	308.5%	381.0%	2.6%	$6,834
First Oak Brook (FOBB)	$30.00	15.8	15.2	249.1%	249.2%	2.1%	$2,070
MB Financial (MBFI)	$38.30	18.3	17.0	244.3%	352.0%	1.4%	$4,996
Midwest Banc Holdings (MBHI)	$18.48	20.5	20.5	236.3%	248.4%	2.6%	$2,283
Northern States Financial (NCFC)	$27.56	26.1	23.4	164.4%	199.4%	4.0%	$794
Old Second Bancorp. (OSBC)	$26.41	15.7	15.3	289.3%	296.4%	1.8%	$2,001
PrivateBancorp. (PVTB)	$29.38	25.6	23.7	344.1%	389.7%	0.4%	$2,199
Taylor Capital Group (TAYC)	$23.75	17.6	13.9	164.7%	199.1%	1.0%	$2,768
Wintrust Financial (WTFC)	$55.71	25.8	23.7	305.6%	367.0%	0.4%	$5,326

Average		19.8	18.5	251.8%	289.6%	1.9%
Median		17.9	16.9	246.7%	272.8%	2.0%
Outstate Illinois
AMCORE Financial (AMFI)	$28.21	17.0	16.6	192.2%	200.5%	2.4%	$4,798
First Busey (BUSE)	$18.50	18.5	17.3	295.5%	411.1%	2.7%	$1,875
Princeton National (PNBC)	$29.19	13.5	NA	178.9%	189.2%	2.6%	$614
UnionBancorp. (UBCD)	$20.88	NMF	NA	126.8%	152.0%	1.9%	$732

Average		16.3		198.3%	238.2%	2.4%
Median		17.0		185.5%	194.8%	2.5%

*
As of or for the twelve months ended June 30, 2004.

	Stock Price 9/27/04	Price/ Earnings based on LTM EPS*	Price/ Book Val.*	Price/ Tang. Book Val.*	Dividend Yield	Total Assets (Mils $)*
Illinois and Wisconsin BHCs with Bulletin Board traded stocks
Baylake Corp. (BYLK.OB)	$14.45	12.7	157.4%	169.4%	3.9%	$1,007
First Bankers Trustshares (FBTT.OB)	$21.50	13.5	200.7%	203.8%	1.4%	$340
First Mid Illinois (FMBH.OB)	$37.00	18.7	252.9%	313.6%	1.7%	$802
Foresight Financial Grp. (FGFH.OB)	$36.50	12.6	158.6%	162.2%	0.5%	$514
Main St. Trust, Inc. (MSTI.OB)	$31.00	19.4	262.9%	262.9%	2.7%	$1,195
Merchants & Manufacturers (MMBI.OB)	$33.00	16.6	137.6%	220.1%	2.2%	$1,176
Mid-Wisconsin Financial (MWFS.OB)	$30.50	11.8	152.9%	156.1%	4.2%	$383
PSB Holdings (PSBQ.OB)	$33.00	13.6	176.7%	176.7%	1.8%	$431

Average		14.9	187.5%	208.1%	2.3%
Median		13.6	176.7%	203.8%	2.2%
Blackhawk Bancorp, Inc.	$12.40	23.8	124.4%	172.7%	2.9%	$416

*
As of or for the twelve months ended June 30, 2004.

Table 3

Blackhawk Bancorp, Inc.
Acquisition Premiums for Publicly-Traded
Bank Holding Company Stocks

		Seller's Common Stock Price				Seller's Common Stock % over
Announce. Date 2004	Buyer/Seller	Deal Price	Day Before Announce.	Month Previous		Price on Day Before Announce.	Price for Month Previous
	Midwest transactions
1/8	Sky Financial/Second Bancorp.(SECD)(OH)	$32.75	$27.66	$28.04		18.4%	16.8%
1/27	Huntington Bcshrs./Unizan Financial(UNIZ)(OH)	$26.39	$22.95	$20.25		15.0%	30.3%
1/12	MB Financial, Inc./First SecurityFed(FSFF)(IL)	$35.25	$31.90	$30.92		10.5%	14.0%
4/1	WesBanco/Western Ohio(WOFC)(OH)	$35.00	$30.91	$31.06		13.2%	12.7%
3/11	Lincoln Bancorp./First Shares Bancorp.(FBGI)(IN)	$15.75	$10.50	$10.21		50.0%	54.3%
4/8	Northbrook Invests./North Bancshares(NBSI)(IL)	$22.75	$19.60	$13.85		16.1%	64.3%
5/14	MidCountry Financial/FSF Financial(FFHH)(MN)	$35.00	$28.40	$30.45		23.2%	14.9%
6/4	National City/Wayne Bancorp.(WNNB)(OH)	$28.50	$20.70	$23.05		37.7%	23.6%
6/5	MAF Bancorp./Chesterfield Financial(CFSL)(IL)	$31.50	$28.40	$27.65		10.9%	13.9%
7/16	First Federal MHC/Frankfort First(FKKY)(KY)	$23.50	$23.31	$21.95		0.8%	7.1%
8/2	Park National/First Federal Bancorp.(FFBZ)(OH)	$13.25	$8.87	$8.32		49.4%	59.3%
8/4	First Defiance/Combanc.(COBI)(OH)	$17.20	$12.65	$13.50		36.0%	27.4%
8/25	WesBanco/Winton Financial(WFI)(OH)	$20.75	$15.30	$15.00		35.6%	38.3%
8/31	Blue River Bcshs./Heartland Bcshs.(HRTB)(IN)	$13.69	$12.05	$12.00		13.6%	14.1%

				Midwest trans.	Average	23.6%	27.9%
					Median	16.1%	16.8%
	Other transactions
1/21	South Financial Group/CNB Florida Bcshrs.(CNBB)(FL)	$27.12	$20.33	$21.89		33.4%	23.9%
1/14	Rock Bancshares/HCB Bancshares(HCBB)(AR)	$18.63	$17.83	$18.20		4.5%	2.4%
1/22	International Bcshs/Local Financial(LFIN)(OK)	$22.00	$23.05	$20.94		-4.6%	5.1%
1/14	Hgroup Acquisition/Heritage Bancshares(HRGB)(TX)	$26.25	$15.50	$13.97		69.4%	87.9%
1/27	Commercial Capital/Hawthorne Financial(HTHR)(CA)	$37.08	$30.26	$29.06		22.5%	27.6%
2/10	Fairfield Cty.Bk.Corp./Bank of Westport(BKWP)(CT)	$12.00	$8.50	$8.75		41.2%	37.1%
2/17	Sun Bancorp./Community Bncp. of NJ(CBNJ)(NJ)	$22.35	$20.45	$21.71		9.3%	2.9%
3/4	Teche Hldg Co./St. Landry Financial(SLAN)(LA)	$27.00	$14.50	$13.00		86.2%	107.7%
3/16	Provident Bncp./Warwick Community(WSBI)(NY)	$32.26	$33.57	$34.10		-3.9%	-5.4%
3/17	Southern Financial Gp/Florida Banks(FLBK)(FL)	$22.75	$17.99	$16.16		26.5%	40.8%
3/19	Popular, Inc./Quaker City Bancorp.(QCBC)(CA)	$55.00	$46.44	$43.05		18.4%	27.8%

	Other transactions (continued)
3/15	Umpqua Hldgs./Humboldt Bancorp.(HBEK)(CA)	$21.42	$18.00	$17.89		19.0%	19.7%
4/13	First Community Corp./DutchFork Bcshs.(DFBS)(SC)	$42.75	$39.55	$38.02		8.1%	12.4%
4/20	Omega Financial/Sun Bancorp.(SUBI)(PA)	$22.13	$18.86	$18.61		17.3%	18.9%
4/16	Leesport Financial/Madison Bcshs Group(MADB)(PA)	$13.75	$13.75	$13.80		0.0%	-0.4%
5/6	F.N.B. Corp./Slippery Rock Financial(SRCK)(PA)	$26.90	$18.50	$19.15		45.4%	40.5%
6/14	Fulton Financial/First Washington(FWFC)(NJ)	$26.58	$20.75	$19.50		28.1%	36.3%
6/14	Sterling Financial/Pennsylvania St. Banking(PLVB)(PA)	$20.52	$13.25	$13.50		54.9%	52.0%
6/15	Boston Private/Encino State Bk.(ENST)(CA)	$24.72	$17.95	$16.75		37.7%	47.6%
6/21	BankNorth/BostonFed(BFD)(MA)	$39.31	$31.25	$30.00		25.8%	31.0%
6/24	Key Corp./EverTrust Financial(EVRT)(WA)	$25.35	$19.96	$18.95		27.0%	33.8%
6/28	Community Bancorp./Cuyamaca Bk(CUYA)(CA)	$24.03	$19.00	$17.25		26.5%	39.3%
7/7	Brookline Bancorp./Mystic Financial(MYST)(MA)	$38.28	$32.80	$29.25		16.7%	30.9%
7/19	Webster Financial/First City Bank(FBK)(CT)	$26.26	$22.05	$22.25		19.1%	18.0%
8/12	ESB Financial/PHSB Financial(PHSB)(PA)	$26.52	$22.31	$20.00		18.9%	32.6%
8/25	Westamerica/Redwood Empire Bancorp.(REBC)(CA)	$28.27	$25.99	$24.29		8.8%	16.4%
9/1	Parkvale Financial/Advance Financial(AFBC)(WV)	$25.70	$18.10	$18.20		42.0%	41.2%

				Other transactions	Average	25.9%	30.7%
					Median	22.5%	30.9%
				All transactions	Average	25.1%	29.7%
					Median	19.1%	27.6%

Table 4

Blackhawk Bancorp, Inc.
Illinois and Wisconsin Bank Merger and
Acquisition Transactions in 2003 & 2004
$10 million to under $100 million in value.

						Seller's
	Buyer/Seller	Deal Amount	Price/ Book Val.	Price/Tang. Bk. Value	Price/ Earnings	Assets	Equity/ Assets	ROA
		(Mils $)				(Mils $)
	Illinois and Wisconsin transactions
Jan. '03	JW Bancorp/John Warner Financial	$16.0	127.5%	127.5%	25.4	$92	13.0%	1.30%
Jan. '03	CharterOne/Advance Bancorp.	$72.0	137.3%	137.3%	15.4	$624	8.4%	1.11%
Feb. '03	Bridgeview Bancorp./Upbancorp.	$56.7	172.3%	174.2%	12.4	$413	8.0%	1.13%
Apr. '03	Merchants and Manufacturers/Reedsburg Bancorp.(WI)	$36.0	230.5%	230.5%	17.9	$137	12.0%	1.51%
Apr. '03	Merchants and Manufacturers/Random Lake Bncp.(WI)	$13.0	235.5%	235.5%	15.6	$101	7.1%	1.02%
Apr. '03	Carlinville National/Cornerstone B & T	$11.3	188.3%	188.3%	12.7	$92	7.5%	0.98%
May '03	Kankakee Bancorp/Aviston Financial	$13.5	129.3%	209.6%	NMF	$96	13.6%	0.24%
June '03	State Financial/Lakes Region Bancorp.	$13.5	214.0%	305.2%	31.3	$79	8.0%	0.56%
Aug. '03	Wintrust Financial/Advantage National	$22.1	235.9%	235.9%	NMF	$107	8.7%	NMF
Sept. '03	Northern States/Round Lake Bkcorp.	$19.8	216.5%	216.5%	20.3	$104	9.1%	1.34%
Nov. '03	BMO Financial/Lakeland Financial	$34.6	248.3%	248.3%	33.3	$171	8.1%	1.74%
Jan. '04	First Busey/First Capital	$41.4	301.0%	301.0%	23.9	$217	6.3%	0.78%
Apr. '04	Metropolitan Bk. Grp./Citizens Bk. IL.	$26.3	179.1%	179.1%	16.9	$201	7.3%	0.91%
Apr. '04	Northbrook Investments/North Bancshares	$23.9	193.0%	193.0%	NMF	$134	10.1%	0.28%
May '04	Wintrust Financial/Northview Financial	$47.8	258.4%	283.7%	24.1	$338	5.5%	0.59%
June '04	Wintrust Financial/Town Bancshares (WI)	$41.4	245.1%	245.1%	29.2	$217	7.8%	0.75%
Aug. '04	First Banks, Inc./Hillside Investors (CIB Marine)	$62.0	113.0%	119.7%	NMF	$1,493	3.7%	0.38%
Sept. '04	Webster Financial/Central Wisconsin Bkshrs. (WI)	$26.0	360.2%	389.6%	21.8	$142	7.9%	0.88%
	Average		210.3%	223.3%	21.4	$264	8.4%	0.91%
	Median		203.5%	213.1%	21.1	$121	8.3%	0.91%
	Other Midwest transactions
Jan. '03	Classic Bancshares/First Fed. Financial (KY)	$11.6	122.7%	122.7%	21.1	$69	13.2%	0.72%
Feb. '03	Standard Bancshares/Security Financial(IN)	$46.0	120.5%	120.5%	48.0	$199	18.7%	0.25%
Apr. '03	First Federal Capital/Liberty Bancshares (MN)	$76.4	210.8%	218.7%	15.3	$397	9.1%	1.32%
Apr. '03	West Bancorp./Hawkeye State Bank (IA)	$35.7	173.0%	173.0%	NMF	$160	12.9%	NMF
May '03	Citizens First/Metro Bancorp (MI)	$30.0	181.4%	181.4%	20.2	$147	10.9%	1.04%
May '03	NS&L Acquisition/NS&L Bancorp. (MO)	$10.6	151.8%	151.8%	31.3	$68	10.3%	0.49%
July '03	Sky Financial/GLB Bancorp. (OH)	$39.8	132.6%	133.2%	33.5	$207	14.3%	0.72%
Sept. '03	Chemical Financial/Caledonia Financial (MI)	$55.3	267.3%	267.3%	17.1	$206	10.0%	1.63%
Sept. '03	Monarch Community/MSB Financial (MI)	$24.8	160.6%	181.8%	13.2	$103	14.8%	1.76%
Oct. '03	Fentura Financial/Westerm Michigan Fin. (MI)	$13.1	243.2%	243.2%	NMF	$125	8.0%	0.24%
Nov. '03	First Place Financial/Franklin Bancorp. (MI)	$83.6	177.9%	177.9%	NMF	$536	8.4%	NMF
Nov. '03	Landmark Bancorp/First Kansas Financial (KS)	$18.3	101.3%	101.3%	31.2	$152	11.2%	0.24%
Nov. '03	Liberty Bancshares/StateFed Financial (IA)	$17.6	125.1%	125.1%	NMF	$97	14.4%	NMF
Dec. '04	MainSource Financial/Peoples Financial (IN)	$14.6	160.7%	160.7%	NMF	$121	10.0%	0.27%
Jan. '04	Harrodsburg First Fin./Independence Bancorp.(IN)	$17.1	189.4%	206.4%	23.7	$103	11.4%	1.05%
Feb. '04	Independent Bk. Corp./Midwest Guaranty (MI)	$43.0	246.6%	246.6%	19.7	$234	7.5%	0.98%
Feb. '04	Farmers Capital Bk Corp/Citizens Bank (KY)	$14.5	186.4%	192.1%	NMF	$80	9.7%	NMF
Mar. '04	First Citizens Banc/FNB Financial (OH)	$35.5	131.5%	142.3%	NMF	$219	12.3%	NMF
Mar. '04	Lincoln Bancorp/First Shares Bancorp. (IN)	$37.4	255.0%	255.4%	35.5	$176	5.1%	0.44%
Mar. '04	Camco Financial/London Financial (OH)	$10.1	203.3%	203.3%	18.8	$59	8.4%	1.00%
Mar. '04	TierOne/United Nebraska (NE)	$97.3	195.2%	216.3%	17.8	$560	8.9%	0.99%
Apr. '04	WesBanco/Western Ohio (OH)	$87.5	142.2%	142.2%	25.0	$400	11.1%	0.70%
May '04	MidCountry Financial/FSF Financial (MN)	$86.8	155.3%	170.9%	17.2	$516	10.2%	0.84%
July '04	Dearborn Bancorp./Bank of Washtenaw (MI)	$15.0	211.2%	211.2%	NMF	$72	9.9%	0.17%
July '04	First Federal MHC/Frankfort First (KY)	$31.2	168.3%	168.3%	30.5	$138	12.8%	0.69%
Aug. '04	Park National/First Federal Bancorp. (OH)	$45.9	194.9%	194.9%	24.5	$258	8.9%	0.71%
Aug. '04	First Defiance/Combanc (OH)	$38.0	167.6%	167.3%	NMF	$209	10.9%	0.68%
Aug. '04	Croghan Bancshares/Custar St. Bk. (OH)	$13.9	150.0%	150.0%	19.5	$54	17.1%	1.74%
	Other Midwest Ave.		175.9%	179.5%	24.4	$202	11.1%	0.81%
	Median		170.7%	175.5%	20.7	$156	10.6%	0.72%
	Overall Average		189.4%	196.6%	23.1	$227	10.1%	0.85%
	Median		183.9%	190.2%	21.1	$150	9.8%	0.81%

Table 5

Blackhawk Bancorp, Inc.
Projection Summary
(000's $)

	2005	2006	2007	2008	2009
Average assets	$419,879	$434,794	$450,927	$468,069	$487,188
% increase from prior year	1.1%	3.6%	3.7%	3.8%	4.1%
ROA	0.52%	0.68%	0.75%	0.81%	0.93%
Average stockholders' equity	$27,409	$28,961	$31,077	$33,520	$36,428
ROE	7.93%	10.19%	10.95%	11.37%	12.44%
Average tangible equity	$20,774	$22,700	$25,185	$27,942	$31,052
Average tang. equity %
Average tangible assets	5.03%	5.30%	5.66%	6.04%	6.44%
Net interest income(FTE)	$13,014	$14,259	$14,967	$15,504	$16,532
% increase from prior year	8.5%	9.6%	5.0%	3.6%	6.6%
Net interest margin(FTE)	3.60%	3.75%	3.79%	3.78%	3.87%
Other operating income	$4,444	$4,720	$4,991	$5,281	$5,594
% increase over prior year	NMF	6.2%	5.7%	5.8%	5.9%
Other operating expenses	$13,896	$14,140	$14,382	$14,540	$14,727
% increase over prior year	-0.6%	1.8%	1.7%	1.1%	1.3%
Net income	$2,173	$2,952	$3,401	$3,810	$4,532
Indicated cash dividends	$910	$910	$1,212	$1,212	$1,515
Dividend payout ratio	41.9%	30.8%	35.6%	31.8%	33.4%

Table 6

Blackhawk Bancorp, Inc.
Balance Sheets as of December 31, 1998-2003, June 30, 2004.
(000's $)

		December 31,
	June 30, 2004
		2003	2002	2001	2000	1999	1998
ASSETS
Cash and due from banks
Noninterest-bearing balances	$14,813	$17,250	$12,572	$11,746	$13,336	$11,994	$9,598
Interest-bearing balances	2,012	2,841	8,472	7,857	780	4,616	6,375
Securities
Held-to-maturity		17,606	23,002	23,735	18,530	19,696	21,896
Available-for-sale	129,584	118,107	83,897	42,623	54,068	49,071	30,982
Federal funds sold and secs. purchased under resale agrees	5,294	6,120	13,120	16,417	2,529	91	22,828
Loans and leases, net of unearned income	234,231	233,444	188,379	211,539	221,559	192,720	182,304
Less: Allowance for loan and lease losses	2,508	3,302	2,079	2,404	3,894	1,996	1,915

Loans and leases, net	231,723	230,142	186,300	209,135	217,665	190,724	180,389
Premises and fixed assets	9,657	9,981	6,770	6,716	6,732	7,065	7,483
Other real estate owned
Intangible assets	7,048	7,246	4,598	5,040	5,671	7,511	8,152
Bank-owned life insurance	6,395	6,263	5,751
Other assets	9,385	9,629	7,895	7,006	7,860	4,916	3,765

Total assets	$415,911	$425,185	$352,377	$330,275	$327,171	$295,684	$291,468

LIABILITIES
Deposits
Noninterest-bearing	$49,190	$47,999	$35,274	$36,618	$28,875	$30,552	$33,110
Interest-bearing	257,536	275,640	227,811	212,987	232,068	203,573	208,285

Total deposits	306,726	323,639	263,085	249,605	260,943	234,125	241,395
Short-term borrowings	16,887	9,486	13,454	6,087	9,873	18,564	4,576
Long-term borrowings	57,232	55,913	38,900	48,388	30,031	16,803	17,123
Company obligated mandatorily redeemable pfd.secs. of subs holding solely sub. debs.	7,217	7,000	7,000
Other liabilities	2,651	3,384	4,140	2,454	3,329	2,867	3,974

Total liabilities	390,713	399,422	326,579	306,534	304,176	272,359	267,068
EQUITY CAPITAL
Common stock	25	25	25	24	23	23	23
Surplus	8,845	8,818	8,698	7,555	7,417	7,307	7,229
Retained earnings	16,470	16,092	15,788	15,447	15,573	16,973	16,975
Accumulated other comprehensive income	(142)	828	1,287	773	102	(858)	293
Treasury stock				(58)	(120)	(120)	(120)

Total equity capital	25,198	25,763	25,798	23,741	22,995	23,325	24,400

Total liabilities and equity capital	$415,911	$425,185	$352,377	$330,275	$327,171	$295,684	$291,468

Table 7

Blackhawk Bancorp, Inc.
Income Statements for the years ended December 31, 1998-2003 and six months ended June 30, 2003-2004.

	Six months ended June 30,		Year ended December 31,
	2004	2003	2003	2002	2001	2000	1999	1998
Interest income:
Interest and fees on loans	$7,013	$6,327	$13,023	$14,659	$18,465	$17,580	$15,817	$13,975
Interest and dividend income on securities	2,597	2,392	4,698	4,350	3,836	4,292	3,707	2,747
Interest income on fed. funds and other	61	67	109	179	118	181	539	604

Total interest income	9,671	8,786	17,830	19,188	22,419	22,053	20,063	17,326
Interest expense:
Interest on deposits	2,200	2,496	4,892	5,926	8,781	9,334	9,049	7,569
Interest on short-term borrowings	52	76	115	292	462	1,940	646	364
Interest on other borrowings	1,121	1,035	2,163	2,152	2,753	1,269	1,011	621
Interest related to preferred securities	206	168	367	13

Total interest expense	3,579	3,775	7,537	8,383	11,996	12,543	10,706	8,554

Net interest income	6,092	5,011	10,293	10,805	10,423	9,510	9,357	8,772
Provision for loan losses	207	365	650	1,004	1,222	2,260	464	315

Net interest income after l.l. prov.	5,885	4,646	9,643	9,801	9,201	7,250	8,893	8,457
Noninterest income:
Service charges on deposit accounts	1,115	704	1,590	1,583	1,742	1,496	1,294	1,095
Securities gains, net	152	424	469	321	132	25	69
Gain on sale of loans	355	301	643	454	563	143	414	620
Other	606	493	1,024	648	389	721	1,029	784

Total noninterest income	2,228	1,922	3,726	3,006	2,826	2,385	2,806	2,499
Noninterest expense:
Salaries and employee benefits	3,655	2,818	6,010	5,388	5,195	4,858	4,811	4,002
Expenses of premises and fixed assets	1,153	830	1,811	1,662	1,529	1,467	1,485	1,112
Other noninterest expense	2,342	2,132	4,320	4,221	4,146	3,932	3,802	2,643

Total noninterest expense	7,150	5,780	12,141	11,271	10,870	10,257	10,098	7,757

Income before income taxes	963	788	1,228	1,536	1,157	(622)	1,601	3,199
Applicable income taxes	131	61	17	300	293	(339)	494	1,189

Net income	$832	$727	$1,211	$1,236	$864	$(283)	$1,107	$2,010

Earnings Per Share—Basic	$0.33	$0.29	$0.48	$0.50	$0.37	$(0.12)	$0.48	$0.88
—Diluted	$0.33	$0.29	$0.48	$0.50	$0.36	$(0.12)	$0.46	$0.83

Table 8

Blackhawk Bancorp, Inc.
Statistical Summary

	As of or for the Six months ended June 30, annualized		As of or for the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Earnings Per Share	$0.33	$0.29	$0.48	$0.50	$0.37	$(0.12)	$0.48
Dividends Per Share	$0.18	$0.18	$0.36	$0.36	$0.42	$0.48	$0.48
Book Value Per Share	$9.97	$10.38	$10.21	$10.29	$10.01	$9.80	$10.03
Tangible Book Value Per Share	$7.18	$8.64	$7.34	$8.46	$7.89	$7.38	$6.80
Return on Average Assets	0.40%	0.43%	0.33%	0.38%	0.27%	-0.09%	0.39%
Return on Average Common Equity	5.47%	5.66%	4.69%	4.92%	3.65%	-1.19%	4.64%
Average Earning Assets/Average Assets	91.00%	91.55%	91.32%	92.44%	92.50%	91.42%	91.72%
Net Interest Margin (TE)	3.39%	3.44%	3.30%	3.77%	3.66%	3.48%	3.64%
Noninterest Income/Average Assets	1.07%	1.14%	1.03%	0.93%	0.89%	0.78%	0.98%
Noninterest Expenses/Average Assets	3.43%	3.42%	3.36%	3.49%	3.41%	3.35%	3.52%
Effective Tax Rate	13.60%	7.74%	1.40%	19.50%	25.30%	-54.50%	30.86%
Efficiency Ratio	85.90%	83.40%	86.60%	81.61%	82.04%	86.23%	81.66%
Assets per employee (000's$)	$2,366	$2,436	$2,069	$2,228	$2,341	$2,173	$2,038
Number of employees (FTE)	176	138	174	144	136	141	141
Loan Loss Reserve/Total Loans	1.07%	1.26%	1.41%	1.10%	1.14%	1.79%	1.04%
Net Chargeoffs/Average Loans	0.42%	0.06%	0.16%	0.67%	1.22%	0.18%	0.20%
Common Equity/Total Assets	6.06%	7.61%	6.06%	7.35%	7.19%	7.37%	7.89%
Tier 1 Leverage Ratio	6.17%	8.18%	6.01%	8.29%	5.90%	6.01%	7.05%
	Assets	Net Interest Income	Net Income	Earnings Per Share
Compound Annual Growth Rate 1998-2003	7.8%	4.4%	-9.6%	-10.4%

Table 9

Blackhawk Bancorp, Inc.
Net loans and leases
December 31, 1998-2003, June 30, 2004.
(000's $)

	June 30,	December 31,
	2004	2003	2002	2001	2000	1999	1998
Commercial real estate	$69,230	$66,968	$32,729	$35,003	$45,404	$38,295	$31,240
Commercial	29,184	37,888	54,702	56,687	29,198	23,842	16,939
Real Estate:
Construction	16,808	11,304	6,348	6,227	4,551	2,047	3,535
Mortgage	77,077	78,604	60,637	73,162	95,132	83,947	87,794
Consumer and Other	41,932	38,680	33,964	40,459	47,274	44,588	42,976

	$234,231	$233,444	$188,380	$211,538	$221,559	$192,719	$182,484
Less: loan loss allowance	2508	3,302	$2,079	2,404	3,894	1,996	1,915

	$231,723	$230,142	$186,301	$209,134	$217,665	$190,723	$180,569

Table 10

Blackhawk Bancorp, Inc.
Deposits and other funding sources
December 31, 1998 - 2003. June 30, 2004.
(000's $)

	June 30,	December 31,
	2004	2003	2002	2001	2000	1999	1998
Demand deposits	$49,190	$36,370	$30,309	$26,315	$26,651	$25,538	$21,941
Interest bearing checking accounts	44,396	39,734	32,736	28,443	18,499	17,468	13,776
Savings deposits	81,845	59,336	53,672	51,068	56,749	62,869	47,645
Time deposits	131,295	131,575	122,616	128,596	127,702	125,920	102,083

Total	$306,726	$267,015	$239,333	$234,422	$229,601	$231,795	$185,445
Federal funds purchased and securities repurchase agreements
Yearend		$9,486	$13,399	$5,037	$9,323	$8,564	$4,576
Year to date averages		$11,851	$12,845	$9,772	$14,444	$10,607	$6,897
Other borrowings
Yearend
maturing in one year or less		$0	$55	$1,050	$550	$10,000	$0
maturing in more than one year		$47,674	$40,327	$47,157	$30,031	$16,803	$17,123

Table 11

Blackhawk Bancorp, Inc.
Securities and other earning assets
December 31, 1998-2003, June 30, 2004.
(000's $)

	June 30,	December 31,
	2004	2003	2002	2001	2000	1999	1998
Securities
Available for sale
U.S. Treasuries						$246	$250
U.S. Government Agency Obligations	$33,510	$38,770	$38,539	$31,946	$43,626	35,536	22,638
Mortgage-backed securities—GNMA, FNMA, FHLMC	61,286	60,113	32,137	5,513	5,516	7,690	7,411
Tax-exempt obligations	32,151	16,904	2,654	233	556	155	163
Other domestic debt obligations	2,261	2,320	3,616	4,039	3,426	3,383	6,465
Equity securities			6,951	892	3,144	2,060	1,548
Held to maturity
U.S. Treasuries						2,000	5,247
U.S. Government Agency Obligations		1,591	3,305		876	501	1,501
Mortgage-backed securities				4,768	3,754	4,725	5,123
Other Domestic							2,000
Tax-exempt obligations		16,015	19,697	18,967	13,900	12,471	8,025

Total	$129,208	$135,713	$106,899	$66,358	$74,798	$68,767	$60,371

Maturities of investment securities
1 year and less	$6,804	$9,075	$10,141	$4,452	$2,462	$4,209	$14,376
Over 1 year to 5 years	40,311	44,571	42,401	43,814	51,117	42,372	24,687
Over 5 years to 10 years	22,121	74,406	11,489	6,920	8,805	8,191	4,317
Over 10 years	59,972	7,661	42,868	11,172	12,414	13,995	16,991

	$129,208	$135,713	$106,899	$66,358	$74,798	$68,767	$60,371
Other earnings assets
Federal funds sold
End of period	$3,047	$6,120	$7,120	$16,000	$2,529	$91	$15,335
Period averages	$2,613	$1,812	$4,097	$1,679	$705	$4,201	$6,948
Securities purchased under resale agreements
End of period	$2,247	$0	$6,000	$0	$0	$0	$0
Period averages	$1,898	$1,710	$2,538	$0	$0	$0	$0
Totals
End of period	$5,294	$6,120	$13,120	$16,000	$2,529	$91	$15,335
Period averages	$4,511	$3,522	$6,635	$1,679	$705	$4,201	$6,948

        Prairie Capital Services, Inc. is an investment banking and financial advisory firm serving financial institutions exclusively. We specialize in advising on and effecting bank mergers and acquisitions and branch purchases/sales. Related to these services, we also provide valuations and fairness opinions.

        David E. Downen has served many years as an investment banker and financial analyst specializing in financial institutions. He began his career as a financial analyst at Duff & Phelps, Inc. and went on to serve in corporate finance at three investment banking firms—Bacon, Whipple & Co., Blunt Ellis & Loewi and Kemper Securities, Inc. Prior to forming Prairie Capital Services, Inc., he was managing director and head of the Financial Institutions Group at Kemper Securities. Mr. Downen received an A.B. degree from Wabash College, a M.B.A. degree in finance from the Wharton School, University of Pennsylvania and is a Chartered Financial Analyst. He has served as a director of Miller Building Systems, Inc. and White Hen Pantry, Inc.

        David E. Albertson has had over thirty-five years experience with financial institutions in management, operations, commercial lending, mergers and acquisitions and strategic planning. He served at the Northern Trust Company for ten years and then joined State National Corporation, Evanston (later merged with NBD Bancorp). At State National, he last served as chief executive officer of the lead bank and chief operating officer of the holding company. He was managing agent for the Resolution Trust Corporation at several thrifts in Illinois and Michigan as well as closing agent on many transactions. Forming his own company, he successfully advised banks and thrifts on the purchase of over $1 billion of assets and deposits from the RTC. Mr. Albertson has taught strategic planning in the M.B.A. program at the Lake Forest Graduate School of Management. He received a B.S. degree in business and a M.A. degree in economics from Miami University (Ohio) and was elected to Phi Beta Kappa. He is also a graduate of the School of Banking at the University of Wisconsin.

APPENDIX C

October 20, 2004

Board of Directors
Blackhawk Bancorp, Inc.
400 Broad Street
Beloit, WI 53511

Members of the Board:

        We understand that the Board of Directors of Blackhawk Bancorp, Inc. (the "Company") has concluded that it is in the best interest of the Company to consolidate the ownership of the Company with fewer than 300 registered holders in order to permit the Company to suspend the registration of its common stock with the Securities and Exchange Commission (the "SEC"). The Company has determined that a reverse stock split undertaken in accordance with the provisions of the Wisconsin Business Corporation Law, as amended, and the procedures promulgated by the Wisconsin Department of Financial Institutions will effectively consolidate the ownership of the Company's common stock with fewer than 300 registered holders. The Board has approved the amendment of the Company's articles of incorporation to effect a 1,000 to one reverse stock split and the payment in cash to each shareholder holding less than 1,000 shares of the Company's common stock prior to the reverse stock split (collectively, the "Non-Continuing Stockholders") an amount equal to $15.25 for each share held prior to the reverse stock split.

        You have requested that we render to you our opinion, as investment bankers, as to the fairness, from a financial point of view, to the Non-Continuing Stockholders of the cash consideration to be paid by the Company in the reverse stock split.

        Prairie Capital Services, Inc. ("Prairie Capital") is an investment banking firm that specializes in providing investment banking and financial advisory services to financial institutions exclusively. The principals of Prairie Capital have performed many independent valuations of financial institution securities and rendered related fairness opinions. Also, the principals of Prairie Capital have significant experience in management, operations, strategic planning, investment banking and investment research, relating to financial institutions.

        In arriving at its opinion, Prairie Capital reviewed and analyzed, among other data: (1) the Company's Annual Reports to shareholders for the years ended December 31, 1998-2003; (2) the Company's SEC reports on Form 10-KSB for the fiscal years ended

        December 31, 1998-2003; (3) the Form 10-QSB report for the quarterly period ended June 30, 2004; (4) the June 30, 2004 Uniform Bank Performance Report for the Company's subsidiary, Blackhawk State Bank (the "Bank"), and the June 2004 Bank Holding Company Performance Report for the Company; (5) the Notice of Annual Meeting of Shareholders on May 19, 2004; (6) internal financial information for the Bank and/or the Company related to deposits and other funding sources, investments, loans, interest rate risk and budgets, transactions in the Company's common stock, projections of financial results for the fiscal years 2004 through 2009, among other data; (6) various materials on the proposed plan to consolidate common stock ownership to fewer than 300 registered holders; (7) the recent common stock market prices, earnings, book values, profitability and capital ratios, among other data, of twenty-six bank holding companies based and/or operating in Illinois and Wisconsin (the "BHCs"); (8) data on sixteen Illinois and Wisconsin bank merger and acquisition transactions announced in 2003-2004 and on twenty-eight transactions during the same period in other Midwestern states, with all the transactions ranging in value from $10 million to under $100 million; (9) data on acquisition premiums recorded by NASDAQ-traded common stocks of financial institutions the proposed sale of which was announced in 2004; and (10) other information Prairie Capital deemed relevant. In addition, Prairie Capital discussed the foregoing as well as other matters we deemed relevant to our inquiry with members of the Company's senior management.

C-1

        Prairie Capital used three valuation methods to determine whether the cash consideration to be paid to the Non-Continuing Shareholders was fair, from a financial point of view. Based on information gathered by Prairie Capital on twenty-six BHCs and their common stocks, Prairie Capital selected price/book value ratios and price/earnings ratios for the Company derived from the ratios for the BHCs and obtained values for the Company's common stock. Those values were adjusted to reflect an acquisition premium and then a deduction was made for that part of the premium attributable to merger synergies. Another analysis began with an estimate of the value of the Company based on announced bank merger and acquisition transactions. From that value, Prairie Capital removed the part of the acquisition premium which, in our opinion, reflected merger synergies. A third method was based on the projected dividends to shareholders over five years and the value of the Company at the end of five years, with both discounted back to present value at an appropriate discount rate. Prairie Capital concluded by giving what, in its judgment, were appropriate weights to the three different values to determine a range of fair value.

        Prairie Capital also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Prairie Capital's opinion was necessarily based upon conditions as they existed and could be evaluated on the date hereof and information made available to Prairie Capital through the date thereof.

        Prairie Capital assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for purposes of its opinion. Prairie Capital did not make any independent valuation or appraisal of the assets or liabilities of the Bank and the Company, nor was Prairie Capital furnished with any such appraisals. Prairie Capital assumed, without independent verification, that the aggregate allowances for loan losses of the Bank was adequate to cover such losses. Further, Prairie Capital relied upon on financial and operating projections provided by the Company's management and after review assumed that the projections were reasonable and achievable.

        Based on the foregoing and such other factors as we deemed relevant, it is our opinion as investment bankers that, as of the date hereof, the cash consideration of $15.25 per share to be paid in the reverse stock split is fair, from a financial point of view, to the Non-Continuing Stockholders.

Very truly yours,
Prairie Capital Services, Inc.

C-2

BLACKHAWK BANCORP, INC.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [                        ], 2004

The undersigned hereby appoints [                        ] and [                        ], or any one of them, as proxies, with the power to appoint his substitute, and hereby authorizes them or any one of them to represent and to vote, as designated below, all of the Common Stock of Blackhawk Bancorp, Inc. (the "Company"), 400 Broad Street, Beloit, Wisconsin 53511, which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders (the "Meeting") to be held [                                                                         ] on [                        ], 2004 at [        ] local time, and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Special Meeting of Shareholders and the Proxy Statement relating to the Meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSALS

PROPOSAL ONE:	The approval of two amendments to the Company's articles of incorporation to effect a reverse 1-for-1,000 stock split followed immediately by a forward 1,000-for-1 stock split of common shares. Each shareholder owning less than 1,000 shares of common stock immediately prior to the reverse stock split will, instead of participating in the forward stock split, receive a cash payment equal to $15.25 per share on a pre-split basis.
	☐ For	☐ Against	☐ Abstain
PROPOSAL TWO:	The approval of an adjournment of the meeting, if necessary, to solicit additional proxies.
	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE PROPOSALS.

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE SPECIAL MEETING.

        If stock is held in the name of more than one person, all holders should sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:		, 2004
(Be sure to date your Proxy)
Name(s) of Shareholder(s)
Signature(s) of Shareholder(s)

        Please mark, date and sign this proxy, and return it in the enclosed self-addressed return envelope. No postage is necessary.

QuickLinks

BLACKHAWK BANCORP, INC. 400 Broad Street Beloit, Wisconsin 53511 (608) 364-8911
TABLE OF CONTENTS
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE SPLIT TRANSACTION
SPECIAL FACTORS
ABOUT THE SPECIAL MEETING
FINANCIAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMMON STOCK PURCHASE INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
APPENDIX A PROPOSED FORM OF AMENDMENT TO ARTICLES OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT
PROPOSED FORM OF AMENDMENT TO ARTICLES OF INCORPORATION TO EFFECT FORWARD STOCK SPLIT
VALUATION REPORT
APPENDIX C